 Exhibit (a)(1)(A)
Offer to Purchase
All Outstanding Shares of Common Stock
of
Assertio Holdings, Inc.
at
$23.50 per share, payable in cash
by
Zara Merger Sub Inc.
a wholly owned subsidiary of
Zydus Worldwide DMCC
a wholly owned subsidiary of
Zydus Lifesciences Ltd.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
ONE MINUTE AFTER 11:59 P.M. EASTERN TIME
ON JUNE 15, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED
(SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).
Zara Merger Sub Inc., a Delaware corporation (which we refer to as “Purchaser” or “Merger Sub”) and a wholly owned subsidiary of Zydus Worldwide DMCC, a limited liability company incorporated under the laws of the United Arab Emirates (which we refer to as “Zydus Worldwide” or “Parent”) and a wholly owned subsidiary of Zydus Lifesciences Ltd., an Indian corporation (which we refer to as “Zydus”), is offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, as defined below, any and all of the outstanding shares of common stock, par value $0.0001 per share (which we refer to as the “Shares”), of Assertio Holdings, Inc., a Delaware corporation (which we refer to as “Assertio” or the “Company”), in exchange for $23.50 per Share, payable in cash, without interest and subject to deduction for any required withholding taxes (which we refer to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (which we refer to as this “Offer to Purchase”) and in the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with this Offer to Purchase and other related tender offer materials, as each may be amended, supplemented or otherwise modified from time to time, constitutes, and we refer to as, the “Offer”).
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 13, 2026 (which, as it may be amended, supplemented or otherwise modified from time to time, we refer to as the “Merger Agreement”), by and among Purchaser, Parent, Zydus Pharmaceuticals (USA), Inc., a New Jersey corporation (which we refer to herein as “Zydus USA”) (for the limited purposes set forth therein) and Assertio. The Merger Agreement provides, among other things, that if the Offer is consummated, as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Assertio (which we refer to as the “Merger”) without a vote of the stockholders of Assertio in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), with Assertio continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than certain cancelled shares and any Shares held by any person who is entitled to and properly demands for appraisal of his or her Shares in the time and manner provided in Section 262 of the DGCL (which we refer to as “Dissenting Shares”)) will be converted into the right to receive the Offer Price. As a result of the Merger, Assertio will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent and Zydus. Under no circumstances will interest be paid on the consideration for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

S-1

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of the following conditions to the consummation of the offer (which we refer to as the “Offer Conditions” and each an “Offer Condition”):
(i)   prior to the Expiration Date, there will have been validly tendered and not validly withdrawn in accordance with the terms of the Offer a number of Shares that, together with the Shares, if any, then beneficially owned by Purchaser or its affiliates (as such term is defined in Section 251(h) of the DGCL), would represent at least one Share more than 50% of the number of Shares that are then issued and outstanding (such condition in this clause (i) being the “Minimum Condition”); and
(ii)   at the Expiration Date:
•
there will not have been any law that would, (1) make illegal or otherwise prohibit, restrain, enjoin, prevent or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (2) prohibit, restrain, enjoin, prevent or limit the ownership, operation or control by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or (3) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;

•
there will not have been any action brought by, or before, any governmental entity seeking to, (1) make illegal or otherwise prohibit, restrain, enjoin or prevent or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (2) prohibit, restrain, enjoin or prevent or limit the ownership, operation or control by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or (3) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;

•
the Company will not have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement;

•
the Company Fundamental Representations (as defined in the Merger Agreement) will be true and correct in all material respects as though made as of the Expiration Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•
the representations and warranties of the Company set forth in the Merger Agreement (other than the Company Fundamental Representations) will be true and correct as though made as of the Expiration Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect as defined in the Merger Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties will be disregarded);

•
no Material Adverse Effect with respect to the Company and its subsidiaries, taken as a whole, will have occurred and be continuing (the “Material Adverse Effect Condition”);

S-2

•
Parent and Purchaser will have received a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer, certifying that certain conditions as set forth under the Merger Agreement have been satisfied as of the Expiration Date;

•
the Merger Agreement will not have been validly terminated in accordance with its terms; and

•
the Company’s Closing Net Cash is not less than $95,000,000.

See Section 15 — “Conditions to the Offer.”
The Board of Directors of Assertio has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Assertio and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Assertio of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (v) resolved to recommend that the stockholders of Assertio accept the Offer and tender their Shares to Purchaser pursuant to the Offer, in each case on the terms and subject to the conditions of the Merger Agreement.
A summary of the principal terms of the Offer appears under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
May 18, 2026

S-3

IMPORTANT
If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, with any required signature guarantees if the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal and any other required documents to Equiniti Trust Company, LLC, in its capacity as depository and paying agent for the Offer (which we refer to as the “Depository”), and either deliver the certificates for your Shares to the Depository along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.
* * * * *
Questions and requests for assistance should be directed to the Information Agent (as defined herein) at its addresses and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained free of charge at the website maintained by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.
The Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
500 Fifth Avenue, 21st Floor
New York, New York 10110
Stockholders and All Others Call Toll-Free: (877) 456-3422
Banks and Brokerage Firms, Please Call: (212) 750-5833

S-4

i

SUMMARY TERM SHEET
The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase, the Letter of Transmittal and other related tender offer materials. You are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related tender offer materials in their entirety. Zydus, Parent and Purchaser have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Assertio contained herein and elsewhere in the Offer to Purchase has been provided to Zydus, Parent and Purchaser by Assertio or has been taken from or is based upon publicly available documents or records of Assertio on file with the SEC at the time of the Offer. Zydus, Parent and Purchaser have not independently verified the accuracy and completeness of such information.
Securities Sought
Subject to certain conditions, including the satisfaction of the Minimum Condition, any and all of the outstanding shares of common stock, par value $0.0001 per share, of Assertio Holdings, Inc. Unless the context otherwise requires, in this Offer to Purchase, the term “Shares” refers to shares of Assertio common stock.
Consideration Offered Per Share
$23.50 per Share, payable in cash without interest, less deduction for any required withholding taxes (the “Offer Price”).
Scheduled Expiration of Offer
At the end of the day, one minute after 11:59 p.m., Eastern Time, on the date that is 20 business days after the commencement of the Offer (June 15, 2026), unless the Offer is extended or terminated. See Section 1 — “Terms of the Offer.”
Purchaser
Zara Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Zydus Worldwide DMCC, a Dubai limited liability company incorporated under the laws of the United Arab Emirates, and a wholly owned subsidiary of Zydus Lifesciences Ltd., an Indian corporation.
Who is offering to purchase my shares?
Zara Merger Sub Inc., or “Purchaser,” a wholly owned subsidiary of Parent and a wholly owned subsidiary of Zydus, is offering to purchase for cash, subject to certain conditions, including the satisfaction of the Minimum Condition, any and all of the outstanding Shares. Purchaser is a Delaware corporation that was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into Assertio. See the “Introduction” and Section 8 — “Certain Information Concerning Zydus, Parent and Purchaser.”
Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Zydus Worldwide and Zydus. We use the term “Zydus Worldwide” or “Parent” to refer to Zydus Worldwide DMCC alone, the terms “Merger Sub” and “Purchaser” to refer to Zara Merger Sub Inc. alone, and the terms “Assertio” and the “Company” to refer to Assertio Holdings, Inc. alone. We use the term “Acquired Corporation” to refer to each of Assertio and its subsidiaries, and we refer to Assertio and its subsidiaries, collectively, as the “Acquired Corporations.”
What are the classes and amounts of securities sought in the Offer?
We are offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, any and all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase we use the term “Offer” to refer to this offer.
See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

Why are you making the Offer?
We are making the Offer because we want to acquire control of, and the entire equity interests in, Assertio. If the Offer is consummated, pursuant to the Merger Agreement, Parent intends to cause Purchaser to consummate the Merger as soon as practicable following the Offer Acceptance Time (as defined below), and in no event later than two business days following the satisfaction or waiver, as applicable, of the conditions to closing as set forth in the Merger Agreement and described in this Offer to Purchase. Upon consummation of the Merger, Assertio would cease to be a publicly traded company and would be a wholly owned subsidiary of Zydus Worldwide.
See Section 12 — “Purpose of the Offer; Plans for Assertio.”
How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay $23.50 per Share, payable in cash without interest, less deduction for any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.
See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
Is there an agreement governing the Offer?
Yes. Parent, Purchaser, Assertio and, Zydus USA (for the limited purposes set forth therein), have entered into an Agreement and Plan of Merger, dated as of May 13, 2026 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent Merger. If the conditions to the Offer (including the Minimum Condition) are satisfied or waived and we consummate the Offer, we intend to effect the Merger without any vote or other action by the stockholders of Assertio pursuant to Section 251(h) of the DGCL.
See Section 11 — “The Merger Agreement; Other Agreements” and Section 15 — “Conditions to the Offer.”
Will you have the financial resources to make payment?
Yes. Consummation of the Offer is not subject to any financing condition. The total amount of funds required by Zydus, Parent and Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer, to provide funding for the payment in respect of outstanding stock options and restricted stock units, to provide funding for amounts required to be paid in respect of the Convertible Notes and to provide funding for the Merger is approximately $166.4 million, plus related fees and expenses. Zydus, Parent and Purchaser currently have, and will have, immediately available to them, through a variety of sources, including cash on hand, funds necessary for the payment of the aggregate Offer Price and to satisfy all of their payment obligations under the Merger Agreement and resulting from the transactions contemplated thereby. None of Zydus, Parent or Purchaser has entered into any financing commitment in connection with the Merger Agreement or the transactions contemplated thereby.
See Section 9 — “Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender my Shares in the Offer?
•
No, we do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•
the Offer is being made for all outstanding Shares solely for cash;

•
the Offer is not subject to any financing condition;

•
Zydus, Parent and Purchaser currently have, and will have, immediately available to them, through a variety of sources, including cash on hand, sufficient funds to purchase all Shares tendered pursuant to the Offer; and

•
if we consummate the Offer, we will acquire all remaining Shares for the same per share consideration in the Merger Agreement as was paid in the Offer (i.e., the Offer Price).

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”
Does Zydus Worldwide or Purchaser already own Shares?
No, as of the date hereof, none of Zydus, Parent or Purchaser own any Shares.
How long do I have to decide whether to tender my Shares in the Offer?
You will have until the end of the day, one minute after 11:59 p.m., Eastern Time, on June 15, 2026, unless we extend the Offer pursuant to the terms of the Merger Agreement (we refer to such date and time, as it may be extended in accordance with the terms of the Merger Agreement, as the “Expiration Date”) or the Offer is earlier terminated. Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such nominee to tender your Shares by the Expiration Date.
The date and time at which Purchaser accepts for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer is referred to as the “Offer Acceptance Time.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”
See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and under what circumstances?
Yes, the Offer can be extended.
If, as of the then-scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions has not been satisfied or waived by Parent or Purchaser to the extent permitted under the Merger Agreement, then Purchaser must extend the Offer on one or more occasions, in consecutive increments of up to 10 business days each (or such longer period as may be agreed by Assertio and Parent), to permit the satisfaction of such Offer Conditions.
Purchaser must extend the Offer from time to time, in consecutive increments of up to 10 business days, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”) has expired or been terminated.
Purchaser must also extend the Offer for the minimum period required by applicable laws, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or the Nasdaq Stock Market LLC (“Nasdaq”) or its staff.
Notwithstanding the foregoing, in no event will Purchaser extend the Offer beyond July 12, 2026 (the “Outside Date”) without the prior written consent of Assertio.
Either Parent or Assertio may terminate the Merger Agreement, at any time prior to the effective time of the Merger if (i) the Offer Acceptance Time has not occurred on or before the Outside Date or (ii) the Offer has expired or terminated in accordance with its terms and in accordance with the Merger Agreement without Purchaser having purchased any Shares pursuant thereto; provided, that, the right to terminate is not available to Parent if Parent’s failure to fulfill its obligations under the Merger Agreement in any material respect is the primary cause or primary factor that resulted in either of the events described in clause (i) or

(ii). Either Parent or Assertio may also terminate the Merger Agreement prior to the effective time of the Merger if any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree or taken any other action restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement, and such Action has become final and unappealable; provided that the party seeking termination on such grounds has used its reasonable best efforts to contest, appeal and remove such Action.
See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform Equiniti Trust Company, LLC, which is the depository for the Offer (which we refer to as the “Depository”), of any extension and will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.
See Section 1 — “Terms of the Offer.”
What are the conditions to the Offer?
The Offer is conditioned upon the satisfaction or waiver of the following Offer Conditions:
(i)      prior to the Expiration Date, there will have been validly tendered and not validly withdrawn in accordance with the terms of the Offer a number of Shares that, together with the Shares, if any, then beneficially owned by Purchaser or its affiliates (as such term is defined in Section 251(h) of the DGCL), would represent at least one (1) Share more than 50% of the number of Shares that are then issued and outstanding (such condition in this clause (i) being the “Minimum Condition”); and
(ii)   at the Expiration Date:
•
there will not have been any Law enacted, entered, promulgated, enforced or deemed applicable to the Offer that would, (1) make illegal or otherwise prohibit, restrain, enjoin, prevent or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement (the “Restraint Condition”), (2) prohibit, restrain, enjoin, prevent or limit the ownership, operation or control by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or (3) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;

•
there will not have been any Action brought by, or before, any governmental entity seeking to, (1) make illegal or otherwise prohibit, restrain, enjoin or prevent or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (2) prohibit, restrain, enjoin or prevent or limit the ownership, operation or control by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or (3) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;

•
the Company will not have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement;

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the Company Fundamental Representations (as defined in the Merger Agreement) will be true and correct in all material respects as though made as of the Expiration Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•
the representations and warranties of the Company set forth in the Merger Agreement (other than the Company Fundamental Representations (as defined in the Merger Agreement)) will be true and correct as though made as of the Expiration Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties will be disregarded);

•
no Material Adverse Effect with respect to the Company and its subsidiaries, taken as a whole, will have occurred and be continuing (the “Material Adverse Effect Condition”);

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Parent and Purchaser will have received a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer, certifying that certain conditions as set forth under the Merger Agreement have been satisfied as of the Expiration Date;

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the Merger Agreement will not have been validly terminated in accordance with its terms; and

•
the Company’s Closing Net Cash is not less than $95,000,000.

Subject to the applicable rules and regulations of the SEC and the terms of the Merger Agreement, Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition (other than the Minimum Condition and the Material Adverse Effect Condition), and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement. Without the prior consent of Assertio, Parent and Purchaser are not permitted to:
•
reduce the Offer Price;

•
change the form of consideration payable in the Offer (other than by adding consideration);

•
reduce the number of Shares sought to be purchased in the Offer;

•
waive or change the Minimum Condition or the Material Adverse Effect Condition;

•
add to the Offer Conditions;

•
extend the expiration of the Offer other than in accordance with the Merger Agreement;

•
provide for any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act; or

•
modify any Offer Condition or any term of the Offer set forth in the Merger Agreement in a manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the consummation of the Offer or prevent, materially delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

See Section 15 — “Conditions to the Offer.”

How do I tender my Shares?
If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal, to the Depository or (ii) tender your Shares by following the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, no later than the Expiration Date. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for further details. The Letter of Transmittal is enclosed with this Offer to Purchase. The Offer does not permit Shares to be tendered pursuant to guaranteed delivery procedures.
If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.
See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
You may withdraw your previously tendered Shares at any time until the Expiration Date. Pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Shares may be withdrawn at any time after July 16, 2026, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for purchase the Shares validly tendered in the Offer.
See Section 4 — “Withdrawal Rights.”
How do I withdraw previously tendered Shares?
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depository while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.
See Section 4 — “Withdrawal Rights.”
What does the Assertio Board of Directors think of the Offer?
The Assertio Board of Directors has unanimously (i) determined that the terms of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Assertio and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) resolved that the Merger be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of Assertio accept the Offer and tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions of the Merger Agreement.
See the “Introduction” and Section 10 — “Background of the Offer; Past Contacts or Negotiations with Assertio.” We expect that a more complete description of the reasons for the Assertio Board of Directors’ approval of the Offer and the Merger will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 to be prepared by Assertio and filed with the SEC and mailed to all Assertio stockholders.
Have any Assertio stockholders entered into agreements with Zydus Worldwide or any of its affiliates requiring them to tender their Shares?
Yes. Concurrently with the execution of the Merger Agreement, certain stockholders of Assertio, including all of the directors and certain executive officers of Assertio, entered into Tender and Support

Agreements with Zydus Worldwide and Purchaser, pursuant to which such stockholders agreed, among other things, to tender all of their Shares in the Offer. As of May 14, 2026, the stockholders party to the Support Agreements collectively beneficially owned approximately 1% of the outstanding Shares.
See Section 11 — “The Merger Agreement; Other Agreements.”
If the Offer is consummated, will Assertio continue as a public company?
No. Immediately following consummation of the Offer, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Zydus Worldwide and the Shares will no longer be publicly traded.
See Section 13 — “Certain Effects of the Offer.”
Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?
If we consummate the Offer, and accordingly acquire a number of Shares that, together with the Shares then owned by Parent and its affiliates, exceeds the Minimum Condition, then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of Assertio pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer, nor will we consummate the Merger.
Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of Assertio will not be required to vote on the Merger and, if the Merger is consummated, will, if they did not otherwise tender their shares and do not otherwise properly demand appraisal of their Shares under the DGCL, receive the same consideration, without interest and subject to deduction for any required withholding taxes, for their Shares as was payable in the Offer (the “Merger Consideration”). Assertio stockholders and beneficial owners will be entitled to appraisal rights under the DGCL in connection with the Merger with respect to any Shares not tendered in the Offer.
See Section 11 — “The Merger Agreement; Other Agreements,” Section 12 — “Purpose of the Offer; Plans for Assertio — Merger Without a Stockholder Vote” and Section 17 — “Appraisal Rights.”
If the Offer is not completed, will the Merger nevertheless be consummated?
No, the consummation of the Merger is conditioned on the completion of the Offer.
What is the market value of my Shares as of a recent date?
On April 7, 2026, the last trading day before the public announcement of the execution of the Garda Merger Agreement (as defined below), the reported closing sales price of the Shares on Nasdaq was $18.60. On May 12, 2026, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $22.55. On May 15, 2026, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $23.32. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.
See Section 6 — “Price Range of Shares; Dividends.”
Will I be paid a dividend on my Shares during the pendency of the Offer?
No. The Merger Agreement provides that from the date of the Merger Agreement to the date of the Effective Time, except as otherwise required or expressly permitted in the Merger Agreement, the Acquired Corporations will not declare, set aside or pay any dividend or make any other distribution in respect of its capital stock (including the Shares).
See Section 6 — “Price Range of Shares; Dividends.”

Will I have appraisal rights in connection with the Offer?
No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders and beneficial owners will be entitled to appraisal rights in connection with the Merger if they did not tender Shares in the Offer, subject to and in accordance with Section 262 of the DGCL. Stockholders and beneficial owners must properly exercise and demand their right to seek appraisal under Section 262 of the DGCL in connection with the Merger in order to exercise appraisal rights.
See Section 17 — “Appraisal Rights.”
What will happen to my stock options and restricted stock units in the Offer?
The Offer is made only for Shares and is not made for any options to purchase Shares granted under any Assertio equity compensation plan (which we refer to as “Company Stock Options”) or restricted stock units representing the right to be issued Shares (which we refer to as “Company RSUs”). If you wish to tender Shares underlying Company Stock Options, you must first exercise such Company Stock Options (to the extent exercisable) in accordance with their terms and with sufficient time to tender pursuant to the Offer the Shares received upon exercise of such Company Stock Options.
Pursuant to the Merger Agreement:
•
each option (each, a “Company Stock Option”) to purchase Shares granted under any employee, director, or consultant stock option, stock purchase or equity compensation plan, arrangement, or agreement of the Company (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be cancelled and, in exchange therefor, the former holder thereof will be entitled to receive an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (1) the excess, if any, of the Offer Price over the exercise price per Share under such Company Stock Option and (2) the number of Shares subject to such Company Stock Option (the “Company Stock Option Cash Consideration”). If the exercise price per Share of any Company Stock Option is equal to or greater than the Offer Price, such Company Stock Option shall be canceled without any cash payment being made in respect thereof. Parent shall cause the Surviving Corporation to pay the Company Stock Option Cash Consideration as promptly as reasonably possible after the Effective Time (but in no event later than 10 business days after the Effective Time).

•
each restricted stock unit of the Company (each, a “Company RSU” and, together with the Company Stock Options, the “Company Equity Awards”) that is outstanding but not then vested as of immediately prior to the Effective Time shall become immediately vested in full. At the Effective Time, each Company RSU that is then outstanding shall be canceled and the holder thereof shall be entitled to receive an amount in cash without interest, less any applicable tax withholding, equal to the Offer Price (the “Company RSU Cash Consideration”). Parent shall cause the Surviving Corporation to pay the Company RSU Cash Consideration as promptly as reasonably possible after the Effective Time (but in no event later than 10 business days after the Effective Time).

See Section 11 — “The Merger Agreement; Other Agreements — Treatment of Equity Awards.”
What will happen to Assertio’s outstanding Convertible Notes?
Assertio has outstanding $40,000,000 aggregate principal amount of 6.50% Convertible Senior Notes due 2027 (the “Convertible Notes”), issued pursuant to an indenture, dated as of August 25, 2022, between Assertio and U.S. Bank Trust Company, National Association, as trustee (as it may be amended, supplemented or otherwise modified from time to time, the “Indenture”). The Offer is made only for Shares and is not made for any Convertible Notes. Holders of Convertible Notes that wish to tender Shares issuable upon conversion of their Convertible Notes must first convert their Convertible Notes in accordance with the terms of the Indenture, with sufficient time to tender the Shares received upon such conversion pursuant to the Offer.

The consummation of the Merger will constitute a “Fundamental Change” and a “Make-Whole Fundamental Change” under the Indenture. As a result, holders of Convertible Notes will have certain rights under the Indenture, including (i) the right to require Assertio (or, following the Merger, the Surviving Corporation) to repurchase their Convertible Notes for cash at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, in accordance with Article 15 of the Indenture, and (ii) the right to convert their Convertible Notes into the consideration receivable in the Merger, at an increased conversion rate during the Make-Whole Fundamental Change Period in accordance with Section 14.03 of the Indenture.
We have waived the requirement under the Merger Agreement that Assertio commence an offer and consent solicitation to the holders of the Convertible Notes to (i) repurchase the Convertible Notes contingent upon the occurrence of the Fundamental Change resulting from the Merger and (ii) solicit consents to amend the Indenture to remove the restrictive covenants set forth in Section 4.11 of the Indenture.
What are the material U.S. federal income tax consequences of tendering Shares?
The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in Section 5 — “Certain U.S. Federal Income Tax Consequences”) who exchanges Shares for cash in the Offer or the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Offer or the Merger and such U.S. Holder’s adjusted tax basis in the Shares surrendered pursuant to the Offer or the Merger, respectively.
We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.
See Section 5 — “Certain Material U.S. Federal Income Tax Consequences” for a more detailed discussion of certain material U.S. federal income tax consequences of the Offer and the Merger.
Who should I call if I have questions about the Offer?
You may call Innisfree M&A Incorporated toll-free at (877) 456-3422. Banks and brokerage firms may call collect at (212) 750-5833. Innisfree M&A Incorporated is acting as the information agent (the “Information Agent”) for the Offer. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION
To the Holders of Shares of Common Stock of Assertio:
Zara Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Zydus Worldwide DMCC, a limited liability company incorporated under the laws of the United Arab Emirates and a wholly owned subsidiary of Zydus Lifesciences Ltd., an Indian corporation, is offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, any and all of the outstanding Shares of Assertio Holdings, Inc., a Delaware corporation, in exchange for $23.50 per Share, payable in cash, without interest and subject to reduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (which we refer to as this “Offer to Purchase”) and in the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and, together with this Offer to Purchase and other related tender offer materials, as each may be amended, supplemented or otherwise modified from time to time, constitutes, and we refer to as, the “Offer”).
We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of May 13, 2026 (which, as it may be amended, supplemented or otherwise modified from time to time, we refer to as the “Merger Agreement”), by and among Purchaser, Parent, Zydus Pharmaceuticals (USA), Inc., a New Jersey corporation (which we refer to herein as “Zydus USA”) (for the limited purposes set forth therein), and Assertio. The Merger Agreement provides that, among other things, if the Offer is consummated, as soon as practicable following the Offer Acceptance Time, and in no event later than two business days following the satisfaction or waiver, as applicable, of the conditions to closing as set forth in the Merger Agreement and described in this Offer to Purchase, Purchaser will be merged with and into Assertio without a vote of the stockholders of Assertio in accordance with Section 251(h) of the DGCL, with Assertio continuing as the Surviving Corporation in the Merger. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than certain cancelled Shares and Dissenting Shares) will be converted into the right to receive the Offer Price. As a result of the Merger, Assertio will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent and Zydus. Under no circumstances will interest be paid on the consideration for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.
The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements,” which also contains a discussion of the treatment of Assertio compensatory stock options and restricted stock units in the Merger.
Tendering stockholders who are record owners of their Shares and who tender Shares directly to Equiniti Trust Company, LLC, the depository and payment agent for the Offer (which we refer to as the “Depository”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Tendering stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.
The Offer is not subject to any financing condition. The obligation of Purchaser to accept for payment and pay for shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the following Offer Conditions:
(i)   the Minimum Condition; and
(ii)   at the Expiration Date:
•
there will not have been any Law enacted, entered, promulgated, enforced or deemed applicable to the Offer that would, (1) make illegal or otherwise prohibit, restrain, enjoin, prevent or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (2) prohibit, restrain, enjoin, prevent or limit the ownership, operation or control by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or (3) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;
•
there will not have been any Action brought by, or before, any governmental entity seeking to, (1) make illegal or otherwise prohibit, restrain, enjoin or prevent or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (2) prohibit, restrain, enjoin or prevent or limit the ownership, operation or control by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or (3) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;

•
the Company will not have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement;

•
the Company Fundamental Representations (as defined in the Merger Agreement) will be true and correct in all material respects as though made as of the Expiration Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•
the representations and warranties of the Company set forth in the Merger Agreement (other than the Company Fundamental Representations (as defined in the Merger Agreement)) will be true and correct as though made as of the Expiration Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties will be disregarded);

•
the Material Adverse Effect Condition;

•
Parent and Purchaser will have received a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer, certifying that certain conditions as set forth under the Merger Agreement have been satisfied as of the Expiration Date;

•
the Merger Agreement will not have been validly terminated in accordance with its terms; and

•
the Company’s Closing Net Cash is not less than $95,000,000.

Other than the Minimum Condition and Material Adverse Effect Condition, the Offer Conditions may be waived by Parent or Purchaser in whole or in part at any time or from time to time subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC.
The Board of Directors of Assertio has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Assertio and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Assertio of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (v) resolved to recommend that the stockholders of Assertio accept the Offer and tender their Shares to Purchaser pursuant to the Offer, in each case on the terms and subject to the conditions of the Merger Agreement.

A more complete description of the Assertio Board of Directors’ reasons for approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, will be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Assertio (which, together with any exhibits and annexes attached thereto, we refer to as the “Schedule 14D-9”), that will be furnished by Assertio to stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information to be set forth under the subheadings “Background of the Offer and the Merger” and “Reasons for the Recommendation.”
As of May 18, 2026, Zydus, Parent and Purchaser did not own any Shares. Assertio has advised Zydus and Parent that, as of the close of business on May 14, 2026, 6,462,180 Shares were issued and outstanding.
Pursuant to the Merger Agreement, the directors and officers of Purchaser as of immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly appointed or elected and qualified, or their earlier death, resignation or removal.
This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the conditions to the Offer (including the Minimum Condition) are satisfied or waived and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL without the vote of the stockholders of Assertio.
Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Certain Material U.S. Federal Income Tax Consequences.”
No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders and beneficial owners will be entitled to appraisal rights in connection with the Merger if they did not tender Shares in the Offer, subject to and in accordance with Section 262 of the DGCL. Stockholders and beneficial owners must properly exercise and demand their right to seek appraisal under Section 262 of the DGCL in connection with the Merger in order to exercise appraisal rights.
See Section 17 — “Appraisal Rights.”
This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER
1.
Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will (i) accept for payment all Shares tendered (and not validly withdrawn, as permitted under Section 4 — “Withdrawal Rights”) pursuant to the Offer and (ii) at or prior to the Offer Acceptance Time, deposit, or cause to be deposited, with the Depository cash sufficient to pay the aggregate Offer Price for such Shares.
The date and time at which Purchaser accepts for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer is referred to as the “Offer Acceptance Time.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”
The Offer is not subject to any financing condition. The obligation of Purchaser to accept for payment and pay for shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the following Offer Conditions:
(i)   the Minimum Condition; and
(ii)   at the Expiration Date:
•
there will not have been any Law enacted, entered, promulgated, enforced or deemed applicable to the Offer that would, (1) make illegal or otherwise prohibit, restrain, enjoin, prevent or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (2) prohibit, restrain, enjoin, prevent or limit the ownership, operation or control by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or (3) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;

•
there will not have been any Action brought by, or before, any governmental entity seeking to, (1) make illegal or otherwise prohibit, restrain, enjoin or prevent or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement (the “Restraint Condition”), (2) prohibit, restrain, enjoin or prevent or limit the ownership, operation or control by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or (3) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;

•
the Company will not have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement;

•
the Company Fundamental Representations (as defined in the Merger Agreement) will be true and correct in all material respects as though made as of the Expiration Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•
the representations and warranties of the Company set forth in the Merger Agreement (other than the Company Fundamental Representations (as defined in the Merger Agreement)) will be true and correct as though made as of the Expiration Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties will be disregarded);
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the Material Adverse Effect Condition;

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Parent and Purchaser will have received a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer, certifying that certain conditions as set forth under the Merger Agreement have been satisfied as of the Expiration Date;

•
the Merger Agreement will not have been validly terminated in accordance with its terms; and

•
the Company’s Closing Net Cash is not less than $95,000,000.

Other than the Minimum Condition and Material Adverse Effect Condition, the Offer Conditions may be waived by Parent or Purchaser in whole or in part at any time or from time to time subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC.
We have agreed in the Merger Agreement that if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Purchaser or Parent, to the extent waivable by Purchaser or Parent pursuant to the Merger Agreement, Purchaser shall extend the Offer on one or more occasions, in consecutive increments of up to 10 business days each (or such longer period as may be agreed by Assertio and Parent), to permit the satisfaction of such Offer Conditions.
We have also agreed in the Merger Agreement that Purchaser must extend the Offer (i) in consecutive increments of 10 business days until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated and (ii) for the minimum period required by applicable law, interpretation or position of the SEC or its staff or the Nasdaq.
We have also agreed in the Merger Agreement that Purchaser must extend the Offer in consecutive increments of 10 business days each (or such longer period as may be agreed by Assertio and Zydus Worldwide) if on the then-scheduled Expiration Date, the Minimum Condition has not been satisfied or any other Offer Condition has not been satisfied or waived by Zydus Worldwide or Merger Sub to the extent permitted by the Merger Agreement.
Notwithstanding the above extension options and obligations, in no event will Purchaser be permitted or required to extend the Offer or the Expiration Date to a date later than the Outside Date without the prior written consent of Assertio.
Either Parent or Assertio may terminate the Merger Agreement, at any time prior to the effective time of the Merger if (i) the Offer Acceptance Time has not occurred on or before the Outside Date or (ii) the Offer has expired or terminated in accordance with its terms and in accordance with the Merger Agreement without Purchaser having purchased any Shares pursuant thereto; provided, that, the right to terminate is not available to Parent if Parent’s failure to fulfill its obligations under the Merger Agreement in any material respect is the primary cause or primary factor that resulted in either of the events described in clause (i) or (ii). Either Parent or Assertio may also terminate the Merger Agreement prior to the effective time of the Merger if any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree or taken any other action restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement, and such Action has become final and unappealable; provided that the party seeking termination on such grounds has used its reasonable best efforts to contest, appeal and remove such Action.
Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements regarding the Offer by issuing a press release and making an appropriate filing with the SEC.
If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares (whether before or after our acceptance for payment for Shares) or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depository may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for purchase is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response.
If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for purchase in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.
The Merger Agreement does not contemplate a subsequent offering period for the Offer.
We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Date, any of the Offer Conditions have not been satisfied. See Section 15 — “Conditions to the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11 — “The Merger Agreement; Other Agreements — Termination.”
As soon as practicable following the Offer Acceptance Time and subject to the satisfaction or waiver of certain conditions, Purchaser will complete the Merger without a vote of the stockholders of Assertio in accordance with Section 251(h) of the DGCL.
Assertio has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related tender offer materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the stockholder list of Assertio and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
2.
Acceptance for Payment and Payment for Shares.

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15 — “Conditions to the Offer,” we will (i) promptly after the Expiration Date, accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and (ii) at or prior to the Offer Acceptance Time, deposit, or cause to be deposited, cash sufficient to pay the aggregate Offer Price for such Shares.

Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”
In all cases, we will promptly pay, or cause to be paid, for Shares tendered and accepted for purchase pursuant to the Offer only after timely receipt by the Depository of (i) the certificates evidencing such Shares (which we refer to as the “Certificates”) or confirmation of a book-entry transfer of such Shares (which we refer to as a “Book-Entry Confirmation”) into the Depository’s account at The Depository Trust Company (which we refer to as “DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.
The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depository and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered (and not validly withdrawn) if and when we give oral or written notice to the Depository of our acceptance for purchase of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for purchase pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depository, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for purchase pursuant to the Offer. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depository may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the consideration for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.
If any tendered Shares are not accepted for purchase for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depository’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.
3.
Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders.   In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) the Certificates evidencing tendered Shares must be received by the Depository at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depository, in each case prior to the Expiration Date.
Book-Entry Transfer.   The Depository will establish an account with respect to the Shares at DTC for purposes of the Offer within five (5) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing

DTC to transfer such Shares into the Depository’s account at DTC in accordance with DTC’s procedures for such transfer. Delivery of documents to DTC does not constitute delivery to the Depository.
Guarantee of Signatures.   No signature guarantee is required on the Letter of Transmittal if:
•
the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or

•
the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each of which we refer to as an “Eligible Institution”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Certificate not accepted for purchase or not tendered is to be issued in, the name of a person other than the registered holder, then the Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Certificate, with the signature on such Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Notwithstanding any other provision of the Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depository of (i) Certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depository’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.
The method of delivery of Certificates, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery of all such documents will be deemed made (and the risk of loss and the title of Certificates will pass) only when actually received by the Depository (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.
Irregularities.   The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as Purchaser shall determine. None of Zydus, Zydus Worldwide, Purchaser, the Depository, the Paying Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.
Appointment.   By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for purchase by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Assertio’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of Assertio’s stockholders.
Information Reporting and Backup Withholding.   Payments made to stockholders of Assertio in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, stockholders that are “United States persons” (as defined in the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”)) that do not otherwise establish an exemption should complete and return the Internal Revenue Service (which we refer to as the “IRS”) Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, that the taxpayer identification number provided by such stockholder is correct, and that such stockholder is not subject to backup withholding. Stockholders that are not “United States persons” should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depository or the IRS website at www.irs.gov, in order to avoid backup withholding. Such stockholders should consult their own tax advisors to determine which IRS Form W-8 is appropriate. Failure to provide the correct information on IRS Form W-9 or the applicable IRS Form W-8 may subject the applicable stockholder to backup withholding on payments made with respect to Shares surrendered, as well as penalties imposed by the IRS.
Backup withholding is not an additional tax. If backup withholding results in an overpayment of taxes, a refund or a credit against a stockholder’s United States federal income tax liability generally will be provided, provided the required information is timely furnished in the appropriate manner to the IRS.
4.
Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the end of the day, one minute after 11:59 p.m., Eastern Time, on June 15, 2026, and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 16, 2026, which is the 60th day after the date of the commencement of the Offer.
For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depository, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depository and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an

Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.
Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.
We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of Zydus, Zydus Worldwide, Purchaser, Equiniti Trust Company LLC, Innisfree M&A Incorporated or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
5.
Certain U.S. Federal Income Tax Consequences.

The following is a general discussion of certain material U.S. federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger. The summary is based on current provisions of the Code, the U.S. Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change or differing interpretation, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
The summary is limited to U.S. Holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its, his or her particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, banks and other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, brokers or dealers in securities or currencies, traders that use the mark-to-market method of accounting with respect to their securities, holders that hold Shares as part of a straddle, hedge, constructive sale or other integrated transaction or conversion transaction, U.S. Holders whose functional currency is not the U.S. dollar, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, “S corporations” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities), tax-exempt organizations (including private foundations), retirement plans, holders that actually or constructively owns more than 5% of Shares, expatriates and former long-term residents of the United States, holders that hold their Shares as “qualified small business stock” for purposes of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, holders who exercise appraisal rights, and holders who received Shares pursuant to the exercise of employee stock options or otherwise as compensation for service). This summary does not address U.S. federal taxes other than the income tax or any state, local or non-U.S. tax considerations. In addition, this summary does not address any alternative minimum tax consequences, the Medicare contribution tax on net investment income, the special tax accounting rules under Section 451(b) of the Code, any tax consequences associated with transactions occurring prior to, concurrently with, or after the Offer or the Merger, including, without limitation, any transaction in which Shares were acquired, any tax consequences to holders of promissory notes, options, warrants, or other rights to acquire Shares, or any considerations in respect of the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations and administrative guidance promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. The term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a person treated as a partner in such partnership generally will depend upon the status of the partner and the partnership’s activities. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes that hold Shares and persons treated as partners in such partnerships should consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.
Because individual circumstances may differ, each holder should consult its, his or her own tax advisor to determine the particular tax consequences of the Offer and the Merger to it, him or her, including the application and effect of any alternative minimum tax and any state, local and foreign tax laws and changes in any laws.
U.S. Holders
The receipt of cash by a U.S. Holder in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. Holder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received in the Offer or the Merger and the U.S. Holder’s adjusted tax basis in the Shares surrendered pursuant to the Offer or the Merger, respectively. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the Shares. Any gain or loss will generally be long-term capital gain or loss if such U.S. Holder’s holding period in such Shares is more than one (1) year at the time of the completion of the Offer or the Merger, as applicable. Long-term capital gains of certain non-corporate holders, including individuals, currently are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Shares at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Shares.
Non-U.S. Holders
Any gain recognized by a Non-U.S. Holder with respect to Shares pursuant to the Offer or the Merger generally will not be subject to U.S. federal income tax, unless:
•
the gain, if any, on the sale of Shares pursuant to the Offer or the Merger is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States);

•
the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the sale of Shares pursuant to the Offer or the Merger and certain other conditions are met; or

•
the Non-U.S. Holder’s Shares constitute “United States real property interests” (or “USRPIs”) by reason of Assertio’s status as a “United States real property holding corporation” (or “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the sale of Shares pursuant to the Offer or the Merger and the Non-U.S. Holder’s holding period in the Shares.

Any gain described in the first bullet point above generally will be subject to tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty provides otherwise). In addition, any gain described in the first bullet point above of a Non-U.S. Holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate (or lower rate provided by an applicable income tax treaty). A Non-U.S. Holder described in the second bullet point above will be subject to tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on any capital gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States, provided that such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
Determining whether Assertio is a USRPHC depends on the fair market value of its USRPIs relative to the fair market value of its worldwide real property interests and other trade or business assets. Assertio believes that it is not, and does not anticipate becoming before the sale of Shares pursuant to the Offer or the Merger, a USRPHC. Even if Assertio is treated as a USRPHC, any gain recognized by a Non-U.S. Holder on the sale of Shares pursuant to the Offer or the Merger generally will not be subject to U.S. federal income tax so long as (i) the Non-U.S. Holder owned actually or constructively no more than 5% of Shares at all times within the shorter of (x) the five-year period preceding the sale or (y) the Non-U.S. Holder’s holding period and (ii) Shares are “regularly traded” on an established securities market within the meaning of applicable U.S. Treasury Regulations. There can be no assurance that Shares qualify as regularly traded on an established securities market for purposes of these rules.
Information Reporting and Backup Withholding
A U.S. Holder who exchanges Shares pursuant to the Offer or the Merger is generally subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depository or an exemption applies. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Information Reporting and Backup Withholding.”
6.
Price Range of Shares; Dividends.

The Shares currently trade on Nasdaq under the symbol “ASRT.” Assertio has advised Parent that, as of the close of business on May 14, 2026, 6,462,180 Shares were issued and outstanding.
The following table sets forth, for the periods indicated, the high and low intraday sale prices per Share for each quarterly period after December 31, 2023, as reported on Nasdaq, and the quarterly cash dividends declared per Share for each such quarterly period.
	High	Low	Cash Dividends Declared
Fiscal Year Ended December 31, 2024
First Quarter	$18.15	$11.55	$—
Second Quarter	$18.75	$10.95	$—
Third Quarter	$27.50	$10.95	$—
Fourth Quarter	$27.00	$11.85	$—
Fiscal Year Ended December 31, 2025
First Quarter	$14.10	$10.20	$—
Second Quarter	$14.10	$7.65	$—
Third Quarter	$14.85	$9.60	$—
Fourth Quarter	$14.25	$8.86	$—
Fiscal Year Ended December 31, 2026
First Quarter	$20.45	$9.11	$—
Second Quarter (through May 15, 2026)	$23.36	$18.01	$—
On April 7, 2026, the last trading day before the public announcement of the execution of the Garda Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $18.60. On May 12, 2026, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $22.55. On May 15, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $23.32. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.
The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, except with the prior written consent of Parent, Assertio will not declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (including the Shares).
7.   Certain Information Concerning Assertio.
Except as specifically set forth herein, the information concerning Assertio contained in this Offer to Purchase has been taken from or is based upon information furnished by Assertio or its representatives or upon publicly available documents and records on file with the SEC. The summary information set forth below is qualified in its entirety by reference to Assertio’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.
General.   The following description of Assertio and its business has been provided by Assertio management and taken from Assertio’s annual report on Form 10-K for the fiscal year ended December 31, 2025, and is qualified in its entirety by reference to such Form 10-K.
Assertio is a pharmaceutical company with comprehensive commercial capabilities offering differentiated products designed to address patients’ needs. Assertio’s focus is on supporting patients by marketing products primarily in the oncology market.
Assertio has built its product portfolio through the acquisition or licensing of approved products, including its lead product, ROLVEDON®, which Assertio acquired on July 31, 2023 through a merger with Spectrum Pharmaceuticals, Inc. (the “Spectrum Merger”). ROLVEDON® is the first, BLA approved by USFDA for long-acting myeloid growth factor that has a unique molecular structure that combines a granulocyte colony-stimulating factor (“G-CSF”) analog with an Fc fragment of human immunoglobulin G4. ROLVEDON® is indicated to decrease the incidence of infection, as manifested by febrile neutropenia, in adult patients receiving anti-cancer drugs. Assertio believes that ROLVEDON®’s profile provides opportunities in both hospitals and community oncology clinics, and it is working to identify further opportunities for ROLVEDON®. For example, Assertio presented the results of its same-day dosing trial in December 2024 and March 2025. In January 2026, the full manuscript was accepted for publication in the peer-reviewed journal, The Oncologist, and the data is widely available via open access.
Prior to April 8, 2026, Assertio’s other products included SYMPAZAN®, which was acquired in October 2022, SPRIX® and INDOCIN®, which were acquired through a merger with Zyla Life Sciences in May 2020, and CAMBIA®, which was acquired in December 2013. Prior to July 2025, Assertio’s other products included OTREXUP®, which was acquired in December 2021. Assertio ceased commercialization of OTREXUP® in July 2025.
On April 8, 2026, Assertio completed the sale (the “Asset Sale”) of its right, title and interest in and to the INDOCIN®, SPRIX®, SYMPAZAN®, CAMBIA®, ZIPSOR® and the recently decommercialized OTREXUP® franchises of products (collectively, the “Products”) to Cosette Pharmaceuticals, Inc. (“Cosette”) pursuant to an Asset Purchase Agreement dated April 8, 2026, for an aggregate purchase price of $35,000,000 in cash, with the potential for additional deferred amounts consisting of (i) in respect of SYMPAZAN®, INDOCIN® and OTREXUP®, net sales-based milestone payments of up to $32,000,000 in the aggregate and (ii) in respect of SPRIX®, (a) a one-time cash payment of $1,000,000 in the event of successful quality approval by Cosette and delivery of a new batch of SPRIX® products to Cosette’s warehouse by May 31, 2026, (b) eight percent (8%) of gross profits from SPRIX® for the period from April 8, 2026 through December 31, 2027, and (c) a one-time cash payment of $2,000,000 if net sales of SPRIX® exceed $7,000,000 during calendar year 2027. In connection with the Asset Sale, Cosette also assumed certain contracts, liabilities and obligations of Assertio and certain wholly-owned subsidiaries of Assertio relating to the Products, including those related to manufacturing and supply, post-market commitments and clinical development costs.

Available Information.   The Shares are registered under the Exchange Act. Accordingly, Assertio is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Assertio’s directors and officers, their remuneration, stock options and other equity awards granted to them, the principal holders of Assertio’s securities, any material interests of such persons in transactions with Assertio and other matters is required to be disclosed in Assertio’s proxy statements, the most recent one having been filed with the SEC on April 6, 2026. Such reports, proxy statements and other information are available on the SEC’s website at www.sec.gov.
8.   Certain Information Concerning Zydus, Parent and Purchaser.
Zydus is an Indian public company, whose purpose is manufacturing and marketing a broad spectrum of healthcare therapies, including active pharmaceutical ingredients, generic and branded formulations, biosimilars, and consumer wellness products. Zydus is amongst the industry leaders in US generic prescription markets and emerging markets.
Parent is a limited liability company incorporated under the laws of the United Arab Emirates and a wholly owned subsidiary of Zydus. Parent is primarily an international corporate vehicle for Zydus, managing investments and overseeing downstream international assets.
Purchaser is a Delaware corporation formed on April 24, 2026 solely for the purpose of effecting the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Purchaser has no assets or liabilities other than the contractual rights and obligations related to the Merger Agreement. Upon the completion of the Merger, Purchaser’s separate corporate existence will cease and Assertio will continue as the Surviving Corporation. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Purchaser is a wholly owned subsidiary of Zydus.
Zydus’ principal executive offices are located at Zydus Corporate Park, Scheme No. 63, Survey No. 536, Khoraj (Gandhinagar), Near Vaishnodevi Circle, Sarkhej — Gandhinagar Highway, Ahmedabad, Gujarat, 382481, India and their telephone number is +91-079-71800000. Zydus’ internet address is www.zyduslife.com
Parent’s principal executive offices are located at Unit No. 908, Armada Tower 2, Plot No. JLT-PH2-P2A, Jumeirah Lakes Towers P.O. BOX-113536, United Arab Emirates and their telephone number is +971 4 399 4381.
Purchaser’s registered office in the State of Delaware is InCorp Services, Inc., 131 Continental Drive, Suite 301, Newark, New Castle County, Delaware 19713-4323. The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Zydus, Zydus Worldwide and Purchaser are listed in Schedule I to this Offer to Purchase.
During the last five years, none of Zydus, Parent or Purchaser or, to the best knowledge of Zydus, Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
As of May 18, 2026, none of Zydus, Parent or Purchaser owned any Shares.
Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of Zydus, Parent or Purchaser or, to the best knowledge of Zydus, Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Zydus, Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Zydus, Parent or Purchaser or, to the best knowledge of Zydus, Parent and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past 60 days. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Zydus, Parent or Purchaser or, to the best knowledge of Zydus, Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Assertio (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).
Except as set forth in this Offer to Purchase, none of Zydus, Parent or Purchaser or, to the best knowledge of Zydus, Parent and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Assertio or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.
Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Zydus, Zydus Worldwide or any of its subsidiaries or, to the best knowledge of Zydus, Zydus Worldwide and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Assertio or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Zydus, Parent and Purchaser with the SEC, are available free of charge on the SEC’s website at www.sec.gov.
9.   Source and Amount of Funds.
Consummation of the Offer is not subject to any financing condition. The total amount of funds required by Zydus, Parent and Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer, to provide funding for the payment in respect of outstanding stock options and restricted stock units, to provide funding for amounts required to be paid in respect of the Convertible Notes and to provide funding for the Merger is approximately $166.4 million, plus related fees and expenses. Zydus, Parent and Purchaser currently have, and will have, immediately available to them, through a variety of sources, including cash on hand and available lines of credit, funds necessary for the payment of the aggregate Offer Price and to satisfy all of their payment obligations under the Merger Agreement and resulting from the transactions contemplated thereby. None of Zydus, Parent or Purchaser has entered into any financing commitment in connection with the Merger Agreement or the transactions contemplated thereby.
For the reasons stated above, we do not believe our financial condition to be relevant to your decision to tender your Shares.
10.   Background of the Offer; Past Contacts or Negotiations with Assertio
The information set forth below regarding Assertio was provided by Assertio, and none of Zydus, Merger Sub or any of their respective affiliates takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Zydus, Merger Sub or their respective representatives did not participate.
The following chronology summarizes the key meetings and events between representatives of Zydus and representatives of Assertio that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among the representatives of Zydus and Assertio.
For a review of Assertio’s additional activities relating to these contacts, please refer to Assertio’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

Zydus regularly identifies and evaluates business opportunities as part of its ongoing strategy to enhance stockholder value. Through this review, Zydus determined that Assertio’s business and assets would complement Zydus’ business.
On April 15, 2026, Zydus submitted a non-binding offer to acquire 100% of the shares of Assertio for $21.60 per share in cash, with no contingent value right (the “April 15 Proposal”). The April 15 Proposal was subject to customary contingencies including the execution of definitive agreements on terms substantially similar to the existing Agreement and Plan of Merger, dated as of April 8, 2026, by and between Assertio, Garda Therapeutics, Inc. (“Garda”) and Audi Merger Sub, Inc. (the “Garda Merger Agreement”) and approval from Zydus’ board of directors (the “Zydus Board”).
On April 15, 2026, Zydus was informed by representatives of Moelis that the board of directors of Assertio (the “Assertio Board”) determined that Zydus’ non-binding offer was an unsolicited bona fide written Acquisition Proposal (as defined in the Garda Merger Agreement) that did not result from a material breach of the Garda Merger Agreement and that it in good faith constitutes or could reasonably be expected to lead to a Superior Proposal (as defined in the Garda Merger Agreement).
On April 17, 2026, Zydus and Assertio entered into a Confidentiality Agreement (the “Confidentiality Agreement”) and a Clean Team Agreement (the “Clean Team Agreement”), pursuant to which Assertio agreed to provide Zydus with certain material referring to or consisting of competitively sensitive business strategy, promotional or marketing information and detailed customer and vendor information in connection with Zydus’ evaluation of Assertio.
Between April 17, 2026 and April 26, 2026, Zydus and its advisors including Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), legal counsel to Zydus, conducted legal and financial due diligence on Assertio, including conducting a number of due diligence calls and submitting due diligence questions and information requests.
On April 21, 2026, representatives of Gibson Dunn delivered process letters to Zydus, outlining the requested timing for proposed draft merger agreements and final offers.
On April 24, 2026, representatives of Gibson Dunn attended a conference with representatives of Paul, Weiss to discuss certain proposed changes that Zydus anticipated making to the proposed draft merger agreement.
On April 27, 2026, Zydus submitted a revised written proposal to acquire 100% of the shares of Assertio for $21.60 per share in cash, with no contingent value right, together with a draft Agreement and Plan of Merger, which was in a form substantially identical to the Original Garda Merger Agreement, except that the minimum cash condition was reduced from $115,000,000 to $95,000,000 (the “First Offer”). Concurrently with the delivery of the First Offer, Paul, Weiss delivered to Gibson Dunn an initial draft of the merger agreement (the “April 27 Draft Merger Agreement”) and form of Tender and Support Agreement (the “April 27 Draft Tender and Support Agreement”). The April 27 Draft Merger Agreement proposed terms substantially identical to those in the Garda Merger Agreement, with certain limited exceptions, including (i) increasing the price per share from $18.00 to $21.60 and removal of any contingent value rights, (ii) increasing the Company termination fee from $4,800,000 to $5,760,000 and removing the reduced termination fee structure, (iii) requirements to terminate the Garda Merger Agreement and have Zydus pay the Company Termination Fee set forth therein, (iv) removal of any financing contingencies and related Parent termination fee and (v) provision of a guarantee by Zydus Pharmaceuticals (USA) Inc. (“Zydus USA”). The April 27 Draft Tender and Support Agreement proposed identical terms as the Form of Tender and Support Agreement provided by Garda in connection with the Garda Merger Agreement.
On April 28, 2026, Zydus was informed by representatives of Moelis that the Assertio Board determined that (1) Zydus was a Qualified Bidder under the Garda Merger Agreement and (2) Zydus’ First Offer constituted a Superior Proposal. Zydus was further informed by representatives of Moelis that, Assertio had provided notice to Garda of its determination, which notice initiated a three business day period during which Assertio was required to use commercially reasonable efforts to engage with Garda and its advisors in good faith (to the extent Garda wished to engage) to consider any adjustments proposed by Garda to the terms and conditions of the Garda Merger Agreement such that Zydus’ First Offer would cease to constitute a Superior Proposal.

On May 1, 2026, the board of directors of Zydus Worldwide (the “Zydus Worldwide Board”) unanimously (i) determined that the terms and conditions of the April 27 Draft Merger Agreement, including the terms of the tender offer and the merger, were fair to and in the best interests of Zydus Worldwide and its stockholders and (ii) approved the adoption of the April 27 Draft Merger Agreement as sole stockholder of Merger Sub. Also on May 1, 2026, each of the boards of directors of Merger Sub and Zydus USA determined via unanimous written consent that the terms and conditions of the April 27 Draft Merger Agreement, including the terms of the tender offer and the merger, were fair to and in the best interests of Merger Sub and Zydus USA, respectively, and each of their stockholders.
Later on May 1, 2026, Gibson Dunn informed Paul, Weiss that Garda had delivered to the Assertio Board a revised proposal, and the Assertio Board determined that the First Offer was no longer a Superior Proposal and that Assertio intended to enter into an amended merger agreement with Garda reflecting the terms of the revised proposal, but did not disclose the terms of such amendment (the “A&R Garda Merger Agreement”).
On May 4, 2026, Assertio issued a press release to announce the execution of the A&R Garda Merger Agreement and the forthcoming commencement of a tender offer to acquire all the outstanding Shares for $21.80 per share in cash without a contingent value right, and Assertio subsequently filed a Current Report on Form 8-K on May 4, 2026, which included the A&R Garda Merger Agreement.
On May 4, 2026, Zydus submitted a written proposal to acquire 100% of the shares of Assertio for $22.90 per share in cash, with no contingent value right (the “First May 4 Offer”), together with a draft merger agreement (the “First May 4 Draft Merger Agreement”), which was in a form substantially identical to the A&R Garda Merger Agreement. Later on May 4, 2026, Zydus submitted an updated written proposal to acquire 100% of the shares of Assertio for $23.10 per share in cash, with no contingent value right (the “Second May 4 Offer”), together with a draft merger agreement (the “Second May 4 Draft Merger Agreement”), which was in a form substantially identical to the A&R Garda Merger Agreement. Zydus was informed on May 4, 2026 by representatives of Moelis that the Assertio Board determined that the First May 4 Offer, and subsequently, the Second May 4 Offer, was an unsolicited bona fide written Acquisition Proposal that did not result from a material breach of the A&R Garda Merger Agreement and that it in good faith constitutes or could reasonably be expected to lead to a Superior Proposal.
On May 5, 2026, Assertio issued a press release announcing that on May 4, 2026, in connection with the previously announced entry into the A&R Garda Merger Agreement, Assertio had reached a mutual agreement with Garda to extend the deadline to commence the previously announced tender offer to May 8, 2026. On May 5, 2026, Garda’s second three-business-day matching period commenced.
On May 7, 2026, Assertio informed Zydus through representatives of Moelis that Garda submitted an updated written proposal on May 6, 2026 to amend the A&R Garda Merger Agreement and increase its offer price to $23.30 per share in cash, with a contingent value right.
On May 7, 2026, Zydus submitted an updated written proposal to acquire 100% of the shares of Assertio for $23.50 per share in cash, with no contingent value right (the “Fourth Offer”), together with a draft merger agreement, which was in a form substantially identical to the A&R Garda Merger Agreement. Later on May 7, 2026, representatives of Moelis and Gibson Dunn informed Zydus and Paul, Weiss, respectively, that the Assertio Board determined that Zydus’ Fourth Offer constituted a Superior Proposal, including with respect to Garda’s May 6th proposal, and that Assertio had subsequently provided notice to Garda of the Board’s determination, which notice initiated a three business day period during which Assertio was required to use commercially reasonable efforts to engage with Garda and its advisors in good faith (to the extent Garda wished to engage) to consider any adjustments proposed by Garda to the terms and conditions of the A&R Garda Merger Agreement such that the Fourth Offer would cease to constitute a Superior Proposal.
The three business day period referred to in the immediately preceding sentence (the “Third Match Period”) expired at 11:59 p.m., New York time, on May 12, 2026.
On May 12, 2026, the Zydus Worldwide Board unanimously (i) determined that the terms and conditions of the May 7 Draft Merger Agreement, including the terms of the tender offer and the merger, are fair to and in the best interests of Zydus Worldwide and its stockholders and (ii) approved the adoption of the May 7 Draft Merger Agreement as sole stockholder of Merger Sub. Also on May 12, 2026, each of the boards of directors of Merger Sub and Zydus USA determined via unanimous written consent that the terms and conditions of the May 7 Draft Merger Agreement, including the terms of the tender offer and the merger, are fair to and in the best interests of Merger Sub and Zydus USA, respectively, and each of their stockholders.
On May 12, 2026, Gibson Dunn sent Paul, Weiss a revised draft of the May 7 Draft Merger Agreement, which the parties agreed to consider the final merger agreement.
On May 12, 2026, during the Third Match Period, Assertio informed Zydus through representatives of Moelis that Garda submitted a revised proposal to acquire 100% of the shares of Assertio for $23.60 per share in cash with a contingent value right.
On May 13, 2026, following the expiration of the Third Match Period, Assertio informed Zydus through representatives of Moelis and Gibson Dunn that the Assertio Board (a) determined that the Fourth Offer constituted a Superior Proposal under the A&R Garda Merger Agreement, (b) determined to terminate the A&R Garda Merger Agreement pursuant to the terms thereof in order to concurrently enter into the Merger Agreement, and authorized Assertio, or Zydus on behalf of Assertio, to pay to Garda the termination fee set forth in the A&R Garda Merger Agreement concurrently with the termination of the A&R Garda Merger Agreement, (c) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (d) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of Assertio and its stockholders, (e) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (f) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (g) resolved to recommend that the stockholders of Assertio accept the Offer and tender their shares to Zydus pursuant to the Offer.
Later on the morning of May 13, 2026, Parent, on behalf of Assertio, paid to Garda the termination fee set forth in the A&R Garda Merger Agreement, Assertio and Parent entered into the Merger Agreement, and concurrently with the signing of the Merger Agreement, Assertio terminated the A&R Garda Merger Agreement and provided notice of such termination to Garda.
Concurrently with the execution and delivery of the Merger Agreement, Ms. Mason and Messrs. Reisenauer, Kirk, Stark, Emany and McKee each executed and delivered a Tender and Support Agreement with Zydus and Merger Sub, pursuant to which each such person agreed, among other things, to tender all Shares beneficially owned by such person in the Offer.
Later on May 13, 2026, both Assertio and Zydus issued press releases announcing the execution of the Merger Agreement and Assertio filed a Current Report on Form 8-K disclosing its entry into the Merger Agreement and the termination of the A&R Garda Merger Agreement.
On May 18, 2026, Merger Sub commenced the Offer.
Past Contacts, Transactions, Negotiations and Agreements.
For more information on the Merger Agreement and the other agreements between Assertio and Zydus and their respective related parties, see Section 8 — “Certain Information Concerning Zydus, Parent and Purchaser,” Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”
11.   The Merger Agreement; Other Agreements.
The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference and filed as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Zydus, Parent and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, Purchaser or the Company, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure schedule delivered by the Company to Parent in connection with the Merger Agreement. The representations and warranties in the Merger Agreement were made for the purpose of allocating contractual risk between the parties thereto and governing contractual rights and relationships between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders of the Company or Parent. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this Section 11, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Parent, Purchaser, the Company or their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed since the date of the Merger Agreement and may change after the date hereof, and such subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, such representations, warranties and covenants or descriptions thereof should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Parent and the Company publicly file.
The Offer.   The Merger Agreement provides that Purchaser will commence the Offer as promptly as reasonably practicable after the date of the Merger Agreement (but in no event later than five business days after the date of the Merger Agreement). Purchaser’s obligation to accept for payment and pay for Shares validly tendered (and not validly withdrawn) in the Offer is subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in Section 15 — “Conditions to the Offer.” Subject to the satisfaction of the Minimum Condition and, to the extent waivable by Parent or Purchaser, waiver of the other Offer Conditions, the Merger Agreement provides that Purchaser will (i) accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer as soon as practicable after the Expiration Date and (ii) pay the Offer Price for such Shares. The date and time at which Purchaser accepts for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer is referred to as the “Offer Acceptance Time.” The Offer does not permit Shares to be tendered pursuant to guaranteed delivery procedures.
Purchaser expressly reserves the right to (A) increase the Offer Price, (B) waive any Offer Condition or (C) modify any of the other terms or conditions of the Offer, except that, without the consent of the Company, Purchaser shall not:
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reduce the Offer Price;

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change the form of consideration payable in the Offer (other than by adding consideration);

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reduce the number of Shares sought to be purchased in the Offer;

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waive or change the Minimum Condition or the Material Adverse Effect Condition;

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add to the Offer Conditions;

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extend the expiration of the Offer other than in accordance with the Merger Agreement;

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provide for any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act; or

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modify any Offer Condition or any term of the Offer set forth in the Merger Agreement in a manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the consummation of the Offer or prevent, materially delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement.
The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Offer. The Merger Agreement provides that if, as of the then-scheduled Expiration Date, the Minimum Condition or any of the other Offer Conditions is not satisfied (and, in the case of any Offer Condition that by its nature is to be satisfied at the Offer Acceptance Time, is not then capable of being satisfied) or waived by Parent or Purchaser if permitted under the Merger Agreement, then Purchaser shall extend the Offer for one or more occasions in consecutive increments of 10 Business Days each (or such longer period as may be agreed by the Company and Parent) in order to permit the satisfaction of such Offer Conditions.
The Merger Agreement provides that Purchaser must also extend the Offer from time to time:
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in consecutive increments of 10 Business Days each until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated; and

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for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or Nasdaq or its staff.

However, Purchaser is not required to extend the Offer beyond July 12, 2026 (the “Outside Date”), without the prior written consent of the Company.
Unless the Merger Agreement is validly terminated, Purchaser shall not terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of the Company. In the event the Merger Agreement is validly terminated, Purchaser shall promptly (and in any event within one (1) business day) following such termination terminate the Offer and shall not acquire any Shares pursuant thereto. If the Offer is terminated prior to the Offer Acceptance Time, Purchaser shall promptly return, or cause any Depository acting on behalf of Purchaser to return, all tendered Shares to the tendering stockholders.
Board of Directors and Officers.   Under the Merger Agreement, the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
The Merger Following the Offer Acceptance Time.   The Merger Agreement provides that following consummation of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with Section 251(h) of the DGCL, Purchaser will be merged with and into the Company, and, as a result of the Merger, the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation. The Closing shall occur on the second Business Day following the satisfaction or waiver of the conditions set forth in Article VII of the Merger Agreement (other than those conditions to be satisfied at the Closing itself), or at such other date as Parent and the Company mutually may agree in writing.
At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety as set forth in Exhibit C to the Merger Agreement, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation. Also at the Effective Time, the bylaws of the Company shall be amended and restated in their entirety as set forth in Exhibit D to the Merger Agreement, and as so amended and restated, shall be the bylaws of the Surviving Corporation.
The obligations of the Company, Parent and Purchaser to complete the Merger are subject to the satisfaction or waiver of each of the following conditions (which we refer to, together with the obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger, as described below, as the “Conditions to Closing”):

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There is no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental entity that, in any such case, prohibits or makes illegal the consummation of the Merger; and

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Purchaser has accepted for payment all of the Shares validly tendered (and not withdrawn) pursuant to the Offer.

Conversion of Capital Stock at the Effective Time.   Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of the Company or owned, directly or indirectly, by Parent or Purchaser immediately prior to the Effective Time, which will be automatically canceled for no consideration, and (ii) any Dissenting Shares) will be converted at the Effective Time into the right to receive the Merger Consideration (which equals the Offer Price), without interest and subject to reduction for any applicable withholding taxes.
Each share of common stock, par value $0.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.00001 per share, of the Surviving Corporation.
Treatment of Equity Awards.
Stock Options.   The Merger Agreement provides that, at the Effective Time: each option (each, a “Company Stock Option”) to purchase Shares granted under any employee, director, or consultant stock option, stock purchase or equity compensation plan, arrangement, or agreement of the Company (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall be cancelled and, in exchange therefor, the former holder thereof shall be entitled to receive an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (A) the excess, if any, of the Offer Price over the exercise price per Share under such Company Stock Option and (B) the number of Shares subject to such Company Stock Option (the “Company Stock Option Cash Consideration”). If the exercise price per Share of any Company Stock Option is equal to or greater than the Offer Price, such Company Stock Option shall be canceled without any cash payment being made in respect thereof. Parent shall cause the Surviving Corporation to pay the Company Stock Option Cash Consideration as promptly as reasonably possible after the Effective Time (but in no event later than 10 Business Days after the Effective Time).
Restricted Stock Units.   As of immediately prior to the Effective Time, each restricted stock unit of the Company (each, a “Company RSU” and, together with the Company Stock Options, the “Company Equity Awards”) that is then outstanding but not then vested shall become immediately vested in full. At the Effective Time, each Company RSU that is then outstanding shall be canceled and the holder thereof shall be entitled to receive an amount in cash without interest, less any applicable tax withholding, equal to the Offer Price (the “Company RSU Cash Consideration”). Parent shall cause the Surviving Corporation to pay the Company RSU Cash Consideration as promptly as reasonably possible after the Effective Time (but in no event later than 10 Business Days after the Effective Time).
Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take such action by written consent in lieu of a meeting, providing for the transactions described above with respect to Company Equity Awards, without the consent of any other Person unless required by applicable Law. The Company shall provide that, on and following the Effective Time, no holder of any Company Equity Award shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof and each Company Stock Plan shall terminate as of the Effective Time.
Representations and Warranties.   In the Merger Agreement, the Company has made representations and warranties to Parent and Purchaser with respect to, among other things:
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corporate matters, such as organization, standing, power and authority;

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capital stock;

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authority relative to the Merger Agreement;

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required consents and approvals and no violations of organizational documents or applicable law;

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SEC reports and financial statements;

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the absence of undisclosed liabilities;

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information to be included in the Schedule 14D-9 and other information required to be disseminated in connection with the Offer;

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the absence of certain changes or events;

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litigation and orders;

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compliance with laws;

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employee benefit plans, including ERISA and certain related matters;

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labor and employment matters;

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environmental matters;

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tax matters;

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material contracts;

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FDA and regulatory matters;

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insurance;

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properties;

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intellectual property;

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data privacy;

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state takeover statutes and anti-takeover provisions;

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Section 251(h) of the DGCL;

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affiliate transactions;

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brokers and certain fees;

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the opinion of the Company’s financial advisor;

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compliance with international trade laws and anti-bribery laws; and

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termination of the Garda Merger Agreement.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect” or by knowledge or the ability to consummate the transactions contemplated by the Merger Agreement. “Material Adverse Effect” means any event, change, occurrence, effect, circumstance or development (each an “Effect” and collectively, “Effects”) that would have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect:
(1)   any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world;
(2)   any changes or developments generally affecting the industries in which the Company or its Subsidiaries operate;
(3)   any actions required under the Merger Agreement to obtain any approval or authorization under applicable Antitrust Laws or Health Care Laws for the consummation of the Merger or any of the other transactions contemplated thereby;

(4)   any adoption, implementation, modification, repeal, interpretation, proposal of or other changes in any applicable Laws, decrees, orders or other directives of any Governmental entity (including any actions taken by any Governmental Entities in connection with any of the events set forth in clauses (7), (8), (9) or (10) of this definition, including adoption of or changes in any Public Health Measures) or any changes in applicable accounting regulations or principles (including GAAP), or in interpretations of any of the foregoing;
(5)   any change in the price or trading volume of the Company’s stock or the credit rating of the Company, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect);
(6)   any failure by the Company to meet internal or published projections, clinical trial targets, product pricing or reimbursement levels, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect);
(7)   political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations, acts of sabotage, acts of foreign or domestic terrorism, governmental shutdown or slowdown, or any escalation or worsening of any such conditions;
(8)   any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions;
(9)   any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions;
(10)   any other regional, national or international calamity, crisis or emergency, whether or not caused by any Person;
(11)   the announcement of the Merger Agreement and the transactions contemplated thereby, including the initiation of litigation by any Person with respect to the Merger Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners, service providers or any other party having business dealings with the Company and its Subsidiaries (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control) due to the announcement and performance of the Merger Agreement or the identity of the parties to the Merger Agreement, or the performance of the Merger Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein;
(12)   any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required or permitted by or resulting from or arising in connection with the Merger Agreement, including any inaction in compliance with the conduct of business covenants to the extent that such inaction is as a result of Parent unreasonably withholding its consent;
(13)   any matter set forth in the Company Disclosure Letter; and
(14)   any actions taken (or omitted to be taken) at the request or with the consent of Parent;
provided, in the case of clauses (1), (2), (4), (9) and (10), to the extent the impact of such Effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Material Adverse Effect”).

In the Merger Agreement, Parent and Purchaser have made representations and warranties to the Company with respect to, among other things:
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corporate matters, such as organization, standing, power and authority;

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authority relative to the Merger Agreement;

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required consents and approvals and no violations of organizational documents or applicable law;

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information to be included in the Offer Documents and other information supplied for inclusion in the Schedule 14D-9;

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litigation;

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ownership and operations of Purchaser;

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sufficient funds to consummate the transactions contemplated by the Merger Agreement, including payment of amounts in respect of the Convertible Notes;

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vote and approval required to consummate the Merger;

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ownership of Shares;

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brokers and certain fees;

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no other representations or warranties;

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access to information; and

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termination of the Garda Merger Agreement.

Some of the representations and warranties in the Merger Agreement made by Parent are qualified as to “materiality” or “Parent Material Adverse Effect.” “Parent Material Adverse Effect” means any effect, change, event or occurrence that would or would reasonably be expected to, individually or in the aggregate, materially impair, prevent or materially delay Parent’s or Purchaser’s ability to consummate the transactions on or before the Outside Date.
None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement survive the Effective Time.
Conduct of Business Pending the Merger.   From the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, except (1) as contemplated or permitted by the Merger Agreement, (2) as disclosed in the Company Disclosure Letter, (3) in accordance with the Asset Purchase Agreement, dated as of April 8, 2026, by and between the Company, certain of its subsidiaries and Cosette Pharmaceuticals, Inc. (the “Asset Purchase Agreement”) and ancillary agreements thereto, (4) as required by applicable Law or any decree, order, directive or guideline issued by a Governmental entity (including any Public Health Measures), (5) in connection with actions taken (or omitted to be taken) in good faith to address any extraordinary or unusual event occurring after the date of the Merger Agreement that is beyond the reasonable control of the Company or its Subsidiaries, or (6) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall take certain specified actions.
The Company has further agreed that, between the date of the Merger Agreement and the Effective Time, except (1) as contemplated or permitted by the Merger Agreement, (2) as disclosed in the Company Disclosure Letter, (3) in accordance with the Asset Purchase Agreement and ancillary agreements thereto (including the consummation of the transactions contemplated thereby), (4) as required by applicable Law or any decree, order, directive or guideline issued by a governmental entity (including any Public Health Measures), (5) in connection with actions taken (or omitted to be taken) in good faith to address any extraordinary or unusual event occurring after the date of the Merger Agreement that is beyond the reasonable control of the Company or its Subsidiaries as would cause a reasonably prudent Person to take commercially reasonable actions outside the ordinary course of business (provided that this clause (5) does not apply to certain specified restrictions), or (6) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall, among other things and subject to specified exceptions (including specified ordinary course exceptions):
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amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

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issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, or grant to any Person any right to acquire any shares of its capital stock, subject to certain exceptions (including pursuant to the exercise or settlement of Company Equity Awards outstanding as of the date of the Merger Agreement or the conversion of the Convertible Notes, and the grant of Company Equity Awards made in the ordinary course of business);

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declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock (except for (i) regular quarterly cash dividends on the Shares or (ii) any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries);

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adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company, or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock, subject to certain exceptions (including in connection with the cashless exercises or similar transactions pursuant to the exercise or settlement of Company Equity Awards or as required pursuant to the terms of the Convertible Notes and the Indenture);

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(A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of $250,000 individually or $1,000,000 in the aggregate, other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing contracts; or (B) license, sell or otherwise dispose of any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of $250,000 individually or $1,000,000 in the aggregate, other than license, sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing contracts;

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other than in the ordinary course of business, enter into, materially amend or terminate any Material Contract;

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(A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), (B) incur any indebtedness for borrowed money or issue any debt securities, or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries), in each case, (1) in excess of $250,000 individually or $1,000,000 in the aggregate or (2) other than in the ordinary course of business;

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except to the extent required by applicable Law, any arrangement in effect as of the date of the Merger Agreement, as contemplated by the employee benefits provisions of the Merger Agreement, or as consistent with past practice, (A) materially increase the compensation or benefits of any director or executive officer of the Company or (B) amend or adopt any compensation or benefit plan (other than any such adoption or amendment that does not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit plan) with or for the benefit of its employees or directors;

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implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

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compromise, settle or agree to settle any Action (including any Action relating to the Merger Agreement or the transactions contemplated thereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of money damages (A) not in excess of $250,000 individually or $1,000,000 in the aggregate or (B) consistent with the reserves reflected in the Company’s balance sheet at the Measurement Date; or

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agree to take any of the actions described above.

Parent’s prior written consent to any action restricted by the conduct of business covenants shall be deemed granted on the earlier of (i) the date of delivery of such consent to the Company by Parent and (ii) the fifth Business Day (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the request delivered to Parent) after delivery by the Company to Parent of such request for consent unless Parent notifies the Company to the contrary prior to such date.
Access to Information.   During the period from the execution and delivery of the Merger Agreement until the earlier of the Effective Time or the earlier termination of Merger Agreement, upon reasonable prior written notice to the Company, the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries, officers, directors and representatives to, afford to Parent reasonable access during normal business hours, consistent with applicable Law (including any Public Health Measures), to its properties, offices, other facilities and books and records, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request in writing (it being agreed, however, that the foregoing shall not require the Company nor any of its Subsidiaries to prepare, produce, compile or furnish any such data or information that is not already being prepared, produced or compiled by the Company or such Subsidiary, as the case may be, in the ordinary course of business, and any such data or information may be delivered in the form in which it is ordinarily maintained). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third-party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law.
Directors’ and Officers’ Indemnification and Insurance.   The Merger Agreement provides for indemnification and insurance rights in favor of certain individuals. Specifically, Parent has agreed that, for a period of six years from the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”) against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses (including attorneys’ fees) incurred in connection with any Action arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries, or matters existing or occurring at or prior to the Effective Time, to the fullest extent permitted under applicable Law and the Company’s Organizational Documents as of the date of the Merger Agreement. Each Indemnified Party shall be entitled to advancement of expenses within 10 Business Days of request. Neither Parent nor the Surviving Corporation may settle any such Action without an unconditional release of the applicable Indemnified Party or such Indemnified Party’s consent.
The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation than are presently set forth in the Company’s Organizational Documents, which provisions shall not be amended for a period of six years from the Effective Time in any manner that would adversely affect the rights of any Indemnified Party.
For a period of six years from the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability and fiduciary liability insurance (or substitute policies or a “tail policy” with at least equivalent coverage), with respect to matters arising on or before the Effective Time; provided that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement (the “Maximum Amount”), but shall purchase as much coverage as reasonably practicable for such amount. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” providing substantially equivalent benefits, and if obtained, Parent shall cause such policy to be maintained in full force and effect for its full term.
If any Action is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, these provisions shall continue until the final disposition of such Action. The foregoing provisions are expressly intended to benefit, and shall be enforceable by, each Indemnified Party and their respective heirs and legal representatives, and shall be binding on all successors and assigns of the Surviving Corporation and Parent.
Reasonable Best Efforts.   Each of the Company and Parent shall use its respective reasonable best efforts to take all actions necessary, proper or advisable under applicable Law (including any Antitrust Law) to consummate the transactions contemplated by the Merger Agreement at the earliest practicable date, including obtaining any requisite consent or expiration of any applicable waiting period under the HSR Act or any other Antitrust Law, defending all lawsuits challenging the Merger, and resolving any objection raised by any Governmental Entity.
Each party agrees to file a Notification and Report Form pursuant to the HSR Act no later than 10 Business Days from the date of the Merger Agreement. Parent shall not withdraw any such filing without the Company’s prior written consent and shall pay all filing fees required under the HSR Act. If a party receives a request for information from any Governmental Entity (including a Second Request under the HSR Act), such party shall respond in substantial compliance as soon as reasonably practicable after consultation with the other party.
The parties shall keep each other apprised of status and cooperate in obtaining required approvals, including liaising with each other as to communications with Governmental Entities, furnishing all required information, promptly notifying each other of communications from any Governmental Entity, and consulting in connection with all analyses, presentations and filings related to the Antitrust Laws. To the extent permitted by Law, no party will make any notification without first providing the other party a copy in draft form and a reasonable opportunity to discuss its content.
Parent shall take all other action necessary under all Antitrust Laws to consummate the transactions, including unconditionally committing to sell, divest, license, hold separate or otherwise convey assets of Parent, its Subsidiaries, the Company or the Company’s Subsidiaries, terminate existing relationships, or obtain prior approval from a Governmental Entity before consummating any future transaction, in each case as necessary to obtain all required clearances. These obligations are unconditional, are not qualified by any best efforts standard, and no actions taken pursuant thereto shall be considered for purposes of determining whether a Material Adverse Effect has occurred.
Commercially and/or competitively sensitive information shall be provided on an outside counsel-only basis, with a redacted version made available to the other party to the extent feasible.
Neither party shall knowingly take or refrain from taking any action that would materially delay or impede consummation of the transactions. Parent shall not acquire or agree to acquire any Person or business if such acquisition would reasonably be expected to impose any material delay in obtaining required governmental consents, materially increase the risk of a Governmental Entity entering an order prohibiting consummation, or materially increase the risk of not being able to remove any such order.
Employee Matters.   For a period of one year following the Effective Time, Parent will cause the Surviving Corporation and each of its Subsidiaries to maintain for each current or former employee of the Company or any of its Subsidiaries with:
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cash compensation levels (including salary or wages, bonus opportunities, commissions and severance) that are each no less favorable than those maintained for such employee immediately prior to the Effective Time; and

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benefits (including the costs thereof to participants) provided under the Company’s existing employee benefit plans that in the aggregate are no less favorable than those provided to such employee immediately prior to the Effective Time.

During the one-year period following the Effective Time, Parent will also cause the Surviving Corporation to maintain the severance-related provisions of the Company’s employee benefit plans and to provide 100% of the severance payments and benefits required thereunder to any employee who is terminated during that period.

To the extent that service is relevant for eligibility, vesting or benefit accrual under any employee benefit plans of Parent, Parent will give employees full credit for service with the Company, its Subsidiaries and their predecessor entities, to the same extent such service was recognized by the Company immediately prior to the Effective Time (other than for purposes of benefit accruals under any defined benefit pension plan). With respect to each employee benefit plan of Parent that is a welfare benefit plan, Parent will (i) cause to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.
Acquisition Proposals.   The Company has agreed that it will not, and will use its reasonable best efforts to cause its Subsidiaries, directors, officers, employees and Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal or (ii) engage or participate in any negotiations or discussions concerning, or provide any non-public information relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal. The Company has also agreed that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal; provided, that the Merger Agreement does not restrict the Company from permitting a person to request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, solely to the extent necessary to comply with fiduciary duties under applicable Law.
Notwithstanding the foregoing, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a material breach of the Company’s non-solicitation obligations, the Company Board may, if it determines in good faith that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal:
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furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement; and

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participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal;

provided that the Company must concurrently provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal which was not previously provided or made available to Parent.
The Company will (i) promptly (and in any event within 24 hours) advise Parent orally and in writing of any written Acquisition Proposal, any written request for non-public information relating to the Company or its Subsidiaries, or any written inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including the identity of the Person making any such Acquisition Proposal, inquiry or request and the complete terms thereof, and (ii) thereafter keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.
Neither the Company Board nor any committee thereof will cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement (other than a confidentiality agreement as described above) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal, except in connection with a Superior Proposal as described below.
For the purposes of the foregoing covenants and those contained under “Changes of Board Recommendation” below, please note the following definitions:
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“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or one of its Subsidiaries) or group of Persons for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its

Subsidiaries, taken as a whole) or (B) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement or the transactions contemplated by the Asset Purchase Agreement.
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“Intervening Event” means a material Effect that occurs or arises after the date of the Merger Agreement that (a) was not known to, nor reasonably foreseeable by, the Company Board as of the date of the Merger Agreement or, if known, the material consequences of which were not reasonably foreseeable to the Company Board as of the date of the Merger Agreement and (b) does not relate to (i) an Acquisition Proposal, (ii) any change, in and of itself, in the market price or trading volume of the Shares, (iii) any change in conditions generally (including any regulatory changes) affecting the industries or sectors in which the Company, Parent, or any of their respective Subsidiaries operates, (iv) clearance of the Merger under the Antitrust Laws or any matters relating thereto or arising therefrom, or (v) the fact that the Company or any of its Subsidiaries exceeds any internal or published industry analyst projections or forecasts or estimates of revenue, earnings or other financial or operating metrics for any period; provided, however, that the underlying cause of any Effect in clauses (ii) or (v) may constitute or be taken into account in determining whether there has been an Intervening Event (unless otherwise excluded under another clause of this definition).

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“Superior Proposal” means any Acquisition Proposal (A) on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Shares than the Merger and the other transactions contemplated by the Merger Agreement, taking into account all the terms and conditions of such proposal, and the Merger Agreement and (B) that the Company Board believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

Nothing in the Merger Agreement will prohibit the Company Board from (i) taking and disclosing to the Company stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or Item 1012(a) of Regulation M-A, or complying with the provisions of Rule 14d-9, and (ii) making any disclosure to the Company stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law; provided that such disclosure shall state that the Company Board Recommendation continues to be in effect unless a Company Board Recommendation Change has been made in compliance with the Merger Agreement.
Changes of Board Recommendation.   Except as described below, during the pre-closing period, neither the Company Board nor any committee thereof will:
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withdraw, amend, modify or qualify in a manner adverse to Parent or Purchaser, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Purchaser, the Company Board Recommendation;

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publicly approve, adopt, declare advisable or recommend an Acquisition Proposal;

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fail to include the Company Board Recommendation in the Schedule 14D-9 or fail to publicly reaffirm the Company Board Recommendation upon written request of Parent within the earlier of three Business Days prior to the then-scheduled Expiration Date or five Business Days after Parent so requests (provided that the Company Board shall not be required to reaffirm the Company Board Recommendation more than three times); or

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if any Acquisition Proposal has been publicly disclosed, fail to publicly recommend against such Acquisition Proposal within ten Business Days after a request from Parent to do so, or, if any tender offer or exchange offer for the outstanding Shares is commenced (other than by Parent or an Affiliate of Parent), fail to recommend against acceptance of such tender offer or exchange offer within ten Business Days after such commencement provided that a “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act will not in and of itself be deemed a Company Board Recommendation Change, provided that the Company states that the Company Board Recommendation continues to be in effect.
Notwithstanding the foregoing, at any time prior to the Offer Acceptance Time, the Company Board may effect a Company Board Recommendation Change in response to (A) the receipt of an Acquisition Proposal received after the date of the Merger Agreement that did not result from a material breach of the non-solicitation provisions, or (B) the occurrence of an Intervening Event, provided that (1) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (2) the Company provides written notice to Parent at least five Business Days prior to effecting a Company Board Recommendation Change (a “Change of Recommendation Notice”) specifying the reasons therefor, (3) the Company makes itself and its Representatives reasonably available to negotiate with Parent in good faith during such five Business Day period to make such adjustments in the terms and conditions of the Merger Agreement so that a Company Board Recommendation Change would not be necessary, and (4) no earlier than the end of such five Business Day period, the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel), after considering any amendments to the terms proposed by Parent in a binding written offer during such period, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Following delivery of a Change of Recommendation Notice, in the event of any material change to such Intervening Event or the terms of any Superior Proposal, the Company will provide a new Change of Recommendation Notice to Parent, and any Company Board Recommendation Change following delivery of such new notice shall again be subject to the foregoing requirements (but the five Business Day period shall instead be two Business Days).
In addition, following receipt of an Acquisition Proposal after the date of the Merger Agreement that did not result from a material breach of the non-solicitation provisions and that the Company Board determines in good faith constitutes a Superior Proposal, the Company Board may terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, provided that (1) the Company has provided to Parent five Business Days’ prior written notice stating that it has received a written Acquisition Proposal that constitutes a Superior Proposal, the material terms and conditions thereof (including the identity of the Person making it), together with an unredacted copy of the Alternative Acquisition Agreement and all other material documents related to the Superior Proposal, (2) the Company has used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such notice period to consider any adjustments proposed by Parent to the terms and conditions of the Merger Agreement such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal, (3) the Company Board has determined, in good faith, after consultation with its financial advisors and outside legal counsel, that in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to so terminate would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, and (4) prior to or concurrently with such termination, the Company pays to Parent the Company Termination Fee. Any amendment to the financial terms or any other material term or condition of such Superior Proposal will require a new notice and an additional five Business Day period.
Termination.   The Merger Agreement may be terminated at any time prior to the Effective Time as follows:
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by mutual written consent of Parent and the Company;

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by either Parent or the Company if (A) the Offer Acceptance Time shall not have occurred on or before the Outside Date or (B) the Offer shall have expired or been terminated in accordance with its terms and in accordance with the Merger Agreement without Purchaser having purchased any Shares pursuant thereto; provided, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to Parent if Parent’s failure to fulfill in any material respect any of its obligations under the Merger Agreement has been the primary cause of, or the primary factor that resulted in, such events;

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by either Parent or the Company if any court of competent jurisdiction or other governmental entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action;

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by Parent, at any time prior to the Offer Acceptance Time, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure if occurring or continuing at the scheduled Expiration Date would result in the failure of certain Offer Conditions, and cannot be or has not been cured by the earlier of (1) the Outside Date and (2) five days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate the Merger Agreement pursuant to this provision if Parent or Purchaser is then in material breach of any of their covenants or agreements set forth in the Merger Agreement;

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by Parent, if prior to the Offer Acceptance Time, the Company Board has effected a Company Board Recommendation Change;

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by the Company, if Parent or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure if occurring or continuing at the scheduled Expiration Date (A) would result in a Parent Material Adverse Effect and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) five days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate pursuant to this provision if it is then in material breach of any of its covenants or agreements set forth in the Merger Agreement;

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by the Company, if (A) the Company Board shall have determined to terminate the Merger Agreement in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) concurrently with the termination the Company enters into such Alternative Acquisition Agreement, and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds the Company Termination Fee;

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by the Company, if (A) Purchaser fails to commence the Offer in violation of the Merger Agreement, (B) Purchaser shall have terminated the Offer prior to the Expiration Date other than in accordance with the Merger Agreement, or (C) Parent or Purchaser shall have made any change to the Offer in breach of the Merger Agreement and Parent and Purchaser fail to amend the Offer to cure such breach within five (5) Business Days after such breach.

Effect of Termination.   If the Merger Agreement is validly terminated, the Merger Agreement will be of no further force or effect and there will be no liability on the part of Parent, Purchaser or the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates following any such termination, except that (a) certain specified provisions of the Merger Agreement will survive, including those described in “— Company Termination Fee” below, (b) the Confidentiality Agreement will survive the termination of the Merger Agreement and will remain in full force and effect in accordance with its terms and (c) the termination of the Merger Agreement will not relieve any party from any liabilities or damages arising out of a material breach of any covenant or agreement set forth in the Merger Agreement that is a consequence of an act or failure to act by the breaching party with the actual knowledge that the taking of such act or failure to act would or would reasonably be expected to cause or constitute a material breach of such covenant or agreement.
Company Termination Fee.   The Company has agreed to pay Parent $6,263,180 (which we refer to as the “Company Termination Fee”), by wire transfer of immediately available funds, in the event that, it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion:
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the Company terminates the Merger Agreement in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, in which case the Company Termination Fee (together with a refund of the Garda Agreement Termination Fee, as described below) shall be payable concurrently with or prior to (and as a condition of) such termination;
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Parent terminates the Merger Agreement following a Company Board Recommendation Change, in which case the Company Termination Fee shall be payable within five business days after such termination; or

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(i) the Merger Agreement is terminated by Parent or by the Company pursuant to an Outside Date termination or by Parent pursuant to a Company breach termination (in each case, when the Company is not otherwise permitted to terminate the Agreement pursuant to a Parent breach termination or Purchaser Offer failure termination), (ii) following the execution and delivery of the Merger Agreement and prior to such termination (x) an Acquisition Proposal (whether or not conditional and whether or not withdrawn) shall have been publicly announced or shall have been publicly disclosed by the Company or (y) an Acquisition Proposal (whether or not conditional and whether or not withdrawn) shall have been made to the Company Board, and (iii) within twelve months following such termination, the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal or consummates an Acquisition Transaction, in which case the Company Termination Fee shall be payable substantially concurrently with the consummation of such Acquisition Transaction; provided that for purposes of the foregoing clauses (ii) and (iii) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

Specific Performance.   The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such nonperformance or breach. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third party beneficiaries), Parent and Purchaser shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.
Expenses.   Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated; provided that the expenses incurred in connection with the filing, printing and mailing of the Offer Documents and the Schedule 14D-9, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Parent and the Company if the Merger Agreement is terminated.
Parent Guarantee.   Zydus Pharmaceuticals (USA) Inc. (the “Guarantor”) has unconditionally guaranteed to the Company the full and complete performance by Parent, Purchaser or the Surviving Corporation, as applicable, of their respective obligations under the Merger Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Parent, Purchaser or the Surviving Corporation, as applicable, under the Merger Agreement. This is a guarantee of payment and performance and not of collectability.
Offer Conditions.   The Offer Conditions are described in Section 15 — “Conditions to the Offer.”
Convertible Notes
The Merger Agreement provides that the Company shall comply in all material respects with its obligations under the terms of the Indenture, dated as of August 25, 2022, between the Company and U.S. Bank Trust Company, National Association, as Trustee (the “Indenture”), governing the Company’s 6.50% Convertible Notes due 2027 (the “Convertible Notes”). As of the Measurement Date, an aggregate principal amount of $40,000,000 of the Convertible Notes was outstanding. In addition, the Company or the Surviving Corporation, as applicable, shall use commercially reasonable efforts to, after the date of the Merger Agreement and substantially concurrently with the Offer, make an offer and consent solicitation to remove Section 4.11 of the Indenture (the “Note Offer”) to purchase the Convertible Notes at a purchase price approved by Purchaser and Parent, contingent upon the occurrence of a “Fundamental Change” (as defined in the Indenture) as a result of the Merger, and purchase, after the Offer Acceptance Time and prior to or concurrently with the occurrence of the Closing, any Convertible Notes tendered and not withdrawn as of the expiration date of the Note Offer. After consummation of the Merger, Parent and Purchaser shall, or shall cause the Company to, comply with the provisions of Articles 14 and 15 of the Indenture, to the extent any Convertible Notes remain outstanding after the consummation of the Note Offer.
Prior to the Closing, the Company will, and following the Closing, Parent and Purchaser will, or will cause the Company to, (a) convert any Convertible Notes surrendered for conversion by holders thereof, upon compliance with the provisions of the Indenture, pursuant to the terms of Article 14 of the Indenture, and (b) take all other actions required in accordance with, and subject to, the terms of the Indenture (including the time periods specified therein), including the giving of any notices that may be required in connection with the Merger or in connection with any repurchases or conversions of the Convertible Notes occurring as a result of, or in connection with, the transactions contemplated by the Merger Agreement constituting a “Fundamental Change” or a “Make-Whole Fundamental Change” (each, as defined in the Indenture), and delivery of any legal opinions, officers’ certificates or other documents or instruments required in connection with the consummation of the Merger, pursuant to the terms of the Indenture. The Company shall provide Parent, Purchaser and their Representatives reasonable opportunity to review and comment on any written notice or communication made prior to the Closing to or with holders of the Convertible Notes or with the Trustee under, and as defined in, the Indenture prior to the dispatch or making thereof, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Purchaser or their Representatives.
Garda Agreement Termination
The Amended and Restated Agreement and Plan of Merger, dated as of May 1, 2026 (the “A&R Garda Agreement”), by and among Garda Therapeutics, Inc., a Delaware corporation (“Garda”), Audi Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Garda (“Garda Merger Sub”), and the Company, has been terminated in accordance with its terms. Substantially concurrent with the execution and delivery of the Merger Agreement, Parent has paid to Garda, on behalf of the Company, a termination fee of $5,810,000 (the “Garda Agreement Termination Fee”) by wire transfer of immediately available funds, in full satisfaction of all of the Company’s remaining obligations under the A&R Garda Agreement and without any further liability of the Company thereunder. The Company Board has approved the termination of the A&R Garda Agreement, as reflected in the resolutions adopted in connection with the approval of the Merger Agreement.
Support Agreements
Concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to the willingness of Parent and Purchaser to enter into the Merger Agreement, certain stockholders of the Company have entered into tender and support agreements with Parent and Purchaser (each, a “Support Agreement”), substantially in the form attached as Exhibit A to the Merger Agreement.
Pursuant to the Support Agreements, each stockholder party thereto has agreed, among other things, to irrevocably tender, or cause to be tendered, all of its Shares into the Offer, free and clear of all liens (other than permitted liens), subject to the terms and conditions of its Support Agreement. In addition, each stockholder has agreed not to transfer, sell, assign, pledge, encumber or otherwise dispose of any of its Shares (other than transfers to affiliates or between trusts for estate planning purposes, provided such transferees agree to remain subject to the terms of the Support Agreement) or tender any Shares into any tender or exchange offer commenced by a Person other than Parent, Purchaser or any other subsidiary of Parent.
Pursuant to the Support Agreements, each stockholder has also agreed, solely in its capacity as a stockholder, (i) to waive any rights to demand appraisal of its Shares under Section 262 of the DGCL and (ii) not to commence or participate in any proceeding against Parent, Purchaser or the Company relating to the negotiation, execution or delivery of the Support Agreement or the Merger Agreement or the consummation of the Offer or the Merger; provided, however, that nothing in the Support Agreements limits or affects any stockholder’s right to (x) indemnification, advancement of expenses, contribution or reimbursement under applicable law, the Company’s organizational documents, any indemnification agreement or any applicable insurance policy, (y) assert any breach of or default under the Support

Agreement or the Merger Agreement by Parent or Purchaser, or (z) any other rights or claims expressly reserved or granted under the Support Agreements or the Merger Agreement.
Nothing in the Support Agreements prevents any stockholder who is (i) a director or officer of the Company from exercising his or her fiduciary duties in such capacity or otherwise taking any action permitted by the Merger Agreement, or (ii) who serves as a trustee or fiduciary of any ERISA plan or trust from exercising his or her duties and obligations as a trustee or fiduciary of such plan or trust.
Each Support Agreement will terminate upon the earliest to occur of (i) the Effective Time, (ii) the valid termination of the Merger Agreement, (iii) any amendment to the Merger Agreement, without the stockholder’s prior written consent, that negatively or adversely affects the Offer or that decreases the amount, or changes the form, of consideration payable to the Company’s stockholders, (iv) the mutual written agreement of the parties, (v) any material breach of the Support Agreement or the Merger Agreement by Parent or Purchaser, or (vi) the Company Board’s approval, recommendation, encouragement or support of an alternative transaction.
12.   Purpose of the Offer; Plans for Assertio.
Purpose of the Offer.   The purpose of the Offer is for Zydus, through Parent and through Purchaser, to acquire control of, and the entire equity interest in, Assertio. The Offer, as the first step in the acquisition of Assertio, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Parent intends to cause Purchaser to consummate the Merger as soon as practicable following the Offer Acceptance Time, and in no event later than two business days following the satisfaction or waiver, as applicable, of the conditions to closing as set forth in the Merger Agreement and described in this Offer to Purchase.
If you sell your Shares in the Offer, you will cease to have any equity interest in Assertio or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you will also no longer have an equity interest in Assertio. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Assertio.
Merger Without a Stockholder Vote.   If the Offer is consummated, we will not seek a vote of the remaining public stockholders of Assertio before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation (the shares of which are listed on a national securities exchange or held of record by more than 2,000 holders), and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the vote of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we will effect the closing of the Merger without a vote of the stockholders of Assertio in accordance with Section 251(h) of the DGCL.
Plans for Assertio.   If we accept Shares for payment pursuant to the Offer, we will obtain control over the management of Assertio and the Assertio Board shortly thereafter. Zydus, Parent and Purchaser are conducting a detailed review of Assertio and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. Zydus, Parent and Purchaser will continue to evaluate the business and operations of Assertio during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Zydus and Parent intend to review such information as part of a comprehensive review of Assertio’s business, operations, capitalization and management with a view to optimizing development of Assertio’s potential in conjunction with Assertio’s, Zydus’ and Parent’s existing businesses. We expect that all aspects of Assertio’s business will be fully integrated into Zydus and Parent. However, plans may change based on further analysis, including changes in Assertio’s business, corporate structure, charter, bylaws, capitalization, board of directors and management.
Except as set forth in this Offer to Purchase, including as contemplated in this Section 12 — “Purpose of the Offer; Plans for Assertio,” and Section 13 — “Certain Effects of the Offer,” Zydus, Parent and

Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Assertio (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Assertio, (iii) any material change in Assertio’s capitalization or dividend policy, (iv) any other material change in Assertio’s Board, (v) a class of securities of Assertio being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vi) a class of equity securities of Assertio being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.
To the best knowledge of Zydus, Parent and Purchaser, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of Assertio, on the one hand, and Zydus, Parent, Purchaser and Assertio, on the other hand, existed as of the date of the Merger Agreement, and the Offer is not conditioned upon any executive officer or director of Assertio entering into any such agreement, arrangement or understanding.
It is possible that certain members of Assertio’s current management team will enter into new employment arrangements with Zydus, Parent or the Surviving Corporation after the completion of the Offer and the Merger. Any such arrangements with the existing management team are currently expected to be entered into after the completion of the Offer and will not become effective until after the completion of the Merger, if at all. There can be no assurance that any parties will reach an agreement on any terms, or at all. The Board of Directors and officers of the Surviving Corporation at and immediately following the Effective Time will consist of the members of the Board of Directors and officers, respectively, of Purchaser immediately prior to the Effective Time.
At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety so as to read in the form set forth in Exhibit C of the Merger Agreement, and the bylaws of Purchaser in effect at the Effective Time will be the bylaws of the Surviving Corporation.
13.   Certain Effects of the Offer.
Market for the Shares.   If the Offer is successful, there will be no market for the Shares because Parent intends to cause Purchaser to consummate the Merger as soon as practicable following the Offer Acceptance Time, and in no event later than two business days following the satisfaction or waiver, as applicable, of the conditions to closing as set forth in the Merger Agreement and described in this Offer to Purchase.
Stock Quotation.   The Shares are currently listed on Nasdaq. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the Offer Acceptance Time), the Shares will no longer meet the requirements for continued listing on Nasdaq because the only stockholder will be Purchaser. Immediately following the consummation of the Merger, we intend and will cause Assertio to delist the Shares from Nasdaq.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Assertio to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Assertio to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Assertio, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Assertio and persons holding “restricted securities” of Assertio to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. We intend to cause Assertio to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.
14.   Dividends and Distributions.
The Merger Agreement provides that during the pre-closing period, except as otherwise required or expressly permitted in the Merger Agreement, the Acquired Corporations will not declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (i) regular quarterly cash dividends on the Shares or (ii) any dividend or distribution by a subsidiary of the Company to the Company or to other subsidiaries).
15.   Conditions to the Offer.
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in the clauses below.
Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to accept for payment (and Parent will not be required to cause Purchaser to accept for payment) or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered and not validly withdrawn pursuant to the Offer if the Offer Conditions have not been satisfied. As referred to herein, the “Offer Conditions” include:
(i)   prior to the Expiration Date, there will have been validly tendered and not validly withdrawn in accordance with the terms of the Offer a number of Shares that, together with the Shares, if any, then beneficially owned by Purchaser or its affiliates (as such term is defined in Section 251(h) of the DGCL), would represent at least one (1) Share more than 50% of the number of Shares that are then issued and outstanding (such condition in this clause (i) being the “Minimum Condition”); and
(ii)   at the Expiration Date:
•
there will not have been any Law enacted, entered, promulgated, enforced or deemed applicable to the Offer that would, (1) make illegal or otherwise prohibit, restrain, enjoin, prevent or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (2) prohibit, restrain, enjoin, prevent or limit the ownership, operation or control by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or (3) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;

•
there will not have been any Action brought by, or before, any governmental entity seeking to, (1) make illegal or otherwise prohibit, restrain, enjoin or prevent or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (2) prohibit, restrain, enjoin or prevent or limit the ownership, operation or control by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or (3) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;

•
the Company will not have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement;

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the Company Fundamental Representations (as defined in the Merger Agreement) will be true and correct in all material respects as though made as of the Expiration Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•
the representations and warranties of the Company set forth in the Merger Agreement (other than the Company Fundamental Representations (as defined in the Merger Agreement)) will be true and correct as though made as of the Expiration Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties will be disregarded);

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no Material Adverse Effect with respect to the Company and its subsidiaries, taken as a whole, will have occurred and be continuing (the “Material Adverse Effect Condition”);

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Parent and Purchaser will have received a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer, certifying that certain conditions as set forth under the Merger Agreement have been satisfied as of the Expiration Date;

•
the Merger Agreement will not have been validly terminated in accordance with its terms; and

•
the Company’s Closing Net Cash is not less than $95,000,000.

Other than the Minimum Condition and Material Adverse Effect Condition, the Offer Conditions may be waived by Parent or Purchaser in whole or in part at any time or from time to time subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC.
16.   Certain Legal Matters; Regulatory Approvals.
General.   Except as described in this Section 16, based on our examination of publicly available information filed by Assertio with the SEC and other information concerning Assertio, we are not aware of any governmental license or regulatory permit that appears to be material to Assertio’s business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under “State Takeover Laws,” such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Assertio’s business, any of which under certain conditions specified in the Merger Agreement, could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Conditions to the Offer.”
At any time, including before or after the effective time, the U.S. Department of Justice or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Offer or Merger, to rescind the Offer or Merger or to conditionally permit completion of the Offer or Merger subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Offer or Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither Parent nor Assertio believes that the Offer or Merger violates the antitrust laws, there can be no assurance that a challenge to the Offer or Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
See Section 15 — “Conditions to the Offer.”
State Takeover Laws.   Assertio is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination”

(defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three (3) years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Assertio Board has taken all action necessary under the DGCL to ensure that no such restrictions apply to the Offer, Merger or any other transactions contemplated by the Merger Agreement and has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Section 203 of the DGCL.
Assertio, directly or through subsidiaries, may be deemed to be conducting business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions to the Offer.”
Going Private Transactions.   The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Assertio (for purposes of the Exchange Act); (ii) it is anticipated that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one (1) year following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same consideration per Share as the Offer Price.
Stockholder Approval Not Required.   Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (1) the acquiring company consummates a tender offer for any and all of the outstanding common stock of Assertio to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (2) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of Assertio to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will have received a sufficient number of Shares to ensure that Assertio will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of Assertio. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Purchaser and Assertio will take all necessary and appropriate action to effect the Merger as soon as practicable after the Offer Acceptance Time, without a meeting of stockholders of Assertio in accordance with Section 251(h) of the DGCL.
17.   Appraisal Rights.
No appraisal rights are available to the holders or beneficial owners of Shares in connection with the Offer. Unless otherwise specified expressly herein, all references to a “beneficial owner” are to a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person. If the Merger is consummated, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being consummated, stockholders and beneficial owners who wish to exercise such appraisal rights must do so no later than the time of the consummation of the Offer, even though the Merger will not have been consummated as of such time. If the Merger is consummated, the holders and beneficial owners of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) demand appraisal in accordance with the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.
The “fair value” of any Shares could be based upon considerations other than, or in addition to, the consideration paid in the Offer and the market value of such Shares. Holders and beneficial owners of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.
As will be described more fully in the Schedule 14D-9, if a stockholder or beneficial owner elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder or beneficial owner must do all of the following:
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by the later of the consummation of the Offer and twenty (20) days after the mailing of the Schedule 14D-9, deliver to Assertio a written demand for appraisal of Shares held, which demand must reasonably inform Assertio of the identity of the stockholder or beneficial owner, as applicable, and that the stockholder or beneficial owner, as applicable, intends thereby to demand appraisal of such Shares (and, in the case of a demand made by a beneficial owner, the demand must reasonably identify the holder of record of the Shares for which the demand is made, be accompanied by documentary evidence of the beneficial owner’s beneficial ownership of the Shares for which appraisal is demanded, include a statement that such documentary evidence is a true and correct copy of what it purports to be and provide an address at which the beneficial owner consents to receive notices given by the Surviving Corporation in the Merger under Section 262 and to be set forth on the verified list required by subsection (f) of Section 262);

•
not tender their Shares in the Offer; and

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continuously hold of record or beneficially own the Shares from the date on which the written demand for appraisal is made through the Effective Time (if a stockholder who demanded appraisal transfers or a beneficial owner who demanded appraisal ceases to beneficially own the Shares before the Effective Time, such person will lose appraisal rights with respect to the Shares).

The foregoing description is a summary of the appraisal rights of stockholders and beneficial owners under the DGCL and the procedures to be followed by stockholders and beneficial owners desiring to exercise any appraisal rights available thereunder. The foregoing summary is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL will be included as Annex B to the Schedule 14D-9.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the Offer Conditions, you will receive the Offer Price for your Shares.
18.   Fees and Expenses.
Zydus and Parent have retained Equiniti Trust Company, LLC to be the Depository and Innisfree M&A Incorporated to be the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depository will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
None of Zydus, Parent or Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depository and the Paying Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
19.   Miscellaneous.
The making of the Offer in jurisdictions other than the U.S. may be restricted or prohibited by law. We are not currently aware of any jurisdiction where the making of the Offer is restricted or prohibited by law. If we become aware of any such restriction or prohibition on the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the Offer. If, after a good faith effort, we cannot comply, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that jurisdiction. If you are in any doubt as to your eligibility to participate in the Offer, you should contact your professional adviser immediately. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or to make any representation on behalf of Zydus, Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Purchaser, Depository or the Information Agent for the purpose of the Offer.
Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. Assertio has advised Purchaser that it will file with the SEC on the date on which Parent and Purchaser file the Offer documents with the SEC its Solicitation/Recommendation Statement on Schedule 14D-9 setting forth the recommendation of the Assertio Board of Directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Copies of such documents, and any amendments thereto, may, when filed, be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning Assertio” above.
Zara Merger Sub Inc.
Zydus Worldwide DMCC
Zydus Lifesciences Ltd.
May 18, 2026

SCHEDULE I — INFORMATION RELATING TO ZYDUS, PARENT AND PURCHASER
Zydus Lifesciences Ltd.
The following table sets forth information about Zydus’ directors and executive officers as of May 13, 2026. The current business address of each person is c/o Zydus Lifesciences Ltd., Zydus Corporate Park, Scheme No. 63, Survey No. 536, Khoraj (Gandhinagar), Near Vaishnodevi Circle, Sarkhej — Gandhinagar Highway, Ahmedabad, Gujarat, 382481, India and their telephone number is +91-079-71800000.
Name	Age	Position

Upasana Kamineni Konidela	39	Director
Akhil Monappa	47	Director
Ganesh N. Nayak	71	Director
Shelina Parikh	57	Director

Mukesh M. Patel	72	Director
Pankaj R. Patel	73	Chairman
Dr. Sharvil P. Patel	47	Managing Director
Bhadresh Shah	74	Director
Executive Officers of Zydus
Mr. Pankaj Patel is the Chairman of Zydus Lifesciences Limited, a discovery-driven, global Lifesciences company with operations in 55 countries worldwide. A stalwart and a visionary, Mr. Pankaj Patel combines both research and techno-commercial expertise. He has published over 100 research papers in peer reviewed journals and is a co-inventor in more than 64 patents. He has been conferred with D. Sc. (Honoris Causa) by Dr. A.P.J. Abdul Kalam Technical University, Lucknow. Mr. Pankaj Patel has been appointed as the Part Time Non-official Director in Central Board of the Reserve Bank of India. He is on the board of several institutions, including Chairman of the Board of Governors of IIM Ahmedabad and Chairman of IIM Udaipur and Invest India. He is also a Member of the Governing Board of India Pharmacopoeia Commission (IPC), Ministry of Health & Family Welfare, Government of India. He is also a Member of the CEO Advisory Committee of International Generics and Biosimilars Association (IGBA). Mr. Pankaj Patel is a Past President of the Federation of Indian Chamber of Commerce & Industry (FICCI). He also officiates on the board of several Not-for-Profit & charitable institutions. Mr. Pankaj Patel is the Executive Chairman of the Gujarat Cancer Society and Chairman of the Gujarat Cancer and Research Institute, a Regional Cancer Centre and one of the largest cancer centres of India, reaching out to the needy and underprivileged cancer patients. He also officiates as the Chairman of the Deaf and Mute School, Ahmedabad. He is also the Chairman of Zydus Foundation which set up Zydus Hospital and Medical College, Dahod. In recognition of his contributions to the healthcare industry in India, Mr. Pankaj Patel is a recipient of several awards including the Acharya PC Ray Memorial Gold Medal Award and the Eminent Pharmacist Award, the India Innovator Award at the India Business Leaders Awards instituted by CNBC. For his entrepreneurial vision, Mr. Pankaj Patel was awarded the Ernst & Young Entrepreneur of the Year Award in the Life Sciences category.
Dr. Sharvil Patel is the Managing Director of Zydus Lifesciences Limited. He also officiates as the Chairman on the Board of Zydus Wellness Limited, which is creating several novel experiences for the health-conscious consumers and has a basket of niche products and iconic brands such as Sugar Free, Everyuth and Nutralite, Complan, Glucon D, and Nycil. With a specialization in Chemical and Pharmaceutical Sciences from the University of Sunderland, U.K., and a doctorate also from the same university for his research work in Breast Cancer at Johns Hopkins, Bayview Medical Centre, USA, Dr. Sharvil Patel combines both pharma and research expertise. Dr. Sharvil Patel’s leadership inspires people to look at an expansive canvas of thoughts and ideas while focusing on a well-defined implementation roadmap. The Company is the only Indian lifesciences company to launch its own patented NCE Lipaglyn, the novel drug to be approved for the treatment of diabetic dyslipidemia. The group is also the first in the world to announce a treatment for non-cirrhotic NASH, an unmet healthcare condition globally. Supporting the nation first-in-India, first-in-the world therapies, Zydus is at the forefront manufacturing lifesaving drugs, exploring new therapy options through research, discovering vaccines, biologicals, therapeutics, and complex pharmaceutical technologies.
Directors of Zydus
Ms. Upasana Kamineni Konidela believes in creating sustainable businesses rooted in social welfare that create a deep, long-term impact. She is a third-generation entrepreneur and philanthropist from the Apollo Hospitals family in India. Her heritage of healing and building community infrastructure is reflected in her business ventures and her giving practices. URLife is built on the idea of urban wellness and productivity, while the Apollo Foundation is based on founder-chairperson of Apollo Hospitals, Dr Prathap C Reddy’s model of womb-to-tomb care. Upasana’s professional life is an extension of herself, her values, and the way she lives her life. She believes that the world can #HealInIndia and that it is possible to #TransformURLife. Today URLife has the highest number of occupational health centres in India, along with venturing into the food and fitness space, while Apollo Foundation works across the country in the urban, rural, and tribal context. Her philosophy is based on kindness: to herself, her family, her community, and the world she reaches through her social media presence. This fosters respect and empathy in the work she does and the communities she impacts. While her education, at Regents University, UK, and Harvard University, USA, has given her the skills to run businesses, her energy comes from working with people, especially those who may not have the opportunities and access to reach their full potential. She is also passionate about the environment and has expanded the Apollo Foundation’s mandate to include the rehabilitation of tribal people. WWF has nominated her as the Ambassador of Forest Department Heroes, and the Philanthropy Ambassador of Andhra Pradesh and Telangana. Ms. Upasana received the Femina Award for Recognition in Healthcare in 2017. She was recognized as one of the Tycoons of Tomorrow and felicitated by Forbes in 2018. In 2019 she was awarded the Dadasaheb Phalke Excellence Award for Philanthropist of the Year. She was also one of GQ magazine’s Heroes 2021, for leading work on the war against Covid-19. She believes that technology should be used as a robust tool to heal the world and, has expressed her views at various forums such as The Sages & Scientists Conference in Beverly Hills and the India Today Conclave South. She is also a member of the YPO Hyderabad chapter and of CII, Telangana. An explorer of the world, Upasana and her actor-producer husband Ram Charan are known to be young inspirational influencers in South India.
Mr. Akhil Monappa has a background in technology both in Investing as well as Operating roles. Currently he is a Director of YAZZ Limited and active investor in public and private companies. Previously, he was a Partner in the Technology Group at Generation Investment Management in London, a sustainability focused fund where he invested in global tech companies and advised company boards and management on matters of strategy, capital allocation, and governance. Prior to that, he was at Atlas Venture in London where he invested in early-stage technology companies providing both board level and operational expertise. Early in his career, he was an operating executive at C-Bridge Internet Solutions in Cambridge, USA where he was responsible for go to market partnerships with some of the world’s leading technology companies as well as held various presales and technical roles.
Mr. Ganesh N. Nayak, Executive Director of the Company, spearheads business of the Zydus Group, including its Joint Ventures and Alliances. He joined the Zydus Group in 1977. With experience of more than 47 years, he has contributed significantly to the growth of the Company over the years. The Company has successfully undertaken several expansion plans during his association. With strategic insight and business acumen, Mr. Ganesh N. Nayak has played a key role in several M&A deals and alliances. Strategic management skills, long standing expertise in sales and marketing and new insights from the Harvard Business School have catapulted Mr. Ganesh N. Nayak to the global league of marketing professionals. He has knowledge and expertise in pharmaceuticals, marketing, business and management.
Ms. Shelina Parikh is the Joint Managing Director of TechNova Group, a privately-held, family business group with interests in imaging solutions, chemicals and industrial products. Its main company, TechNova Imaging Systems, is the largest manufacturer of offset and digital print solutions in India, and the fifth largest in the world. TechNova’s business portfolio covers Specialty Chemicals, Offset Printing Plates, Digital Print Media and Digital Print Equipment & Software. Globally recognised as a pioneer, TechNova’s innovative products cater to a range of industries such as Commercial & Newspaper Printing, Packaging, Publishing, Signage, Photo, Textile and Medical Imaging. As Joint MD, Shelina is passionate about innovation, technology and mentoring leaders. She is instrumental in strengthening TechNova’s strategic operations, business transformation, market leadership position, digitization and new growth engines. Her emphasis on the spiritual values of zero-ego, humility, trust, transparency, kindness and life-time employment are combined with a focus on high performance metrics, passion for excellence, leaner structures and strong corporate governance. This unique ethos has established a vibrant, innovative organization that is recognised as a global leader in the Imaging Industry. Ms. Shelina Parikh is a member of Young Presidents Organization and a founding member of Entrepreneurs Organization in India. Ms. Shelina Parikh completed her BA from Brown University and MBA from Harvard Business School. She remains engaged with Harvard Business School, as Vice President of the HBS Global Alumni Board and member of the HBS South Asia Advisory Board.
Mr. Mukesh Patel, an eminent Advocate and a leading International Tax Expert, enjoys close to five decades of experience as a Veteran in the legal profession, during which he has also been passionately committed to the causes of Teaching Law and promoting Tax Payer Education, both through the Print and Electronic Media. A prolific writer and speaker, his tally of over 5,000 Weekly Columns in English and Gujarati, close to 50 editions of his Book Titles and more than 500 TV Shows on Tax and Investment Planning with leading Print and Electronic Media have come to be acknowledged as a unique and unprecedented record. In recognition of the same, he has been acclaimed with the Honour as ‘Champion of Tax Payer Education’ at the AllIndia Tax Congress. Closely involved with the analysis of Union Budgets since 1977, his studied and thought-provoking annual presentations are eagerly looked forward to. He was appointed by the Government of India to serve as a Member on the Justice Easwar Committee for Simplification of the Income-tax Act, Rules and Procedures and as an Expert on the Six Member Task Force entrusted with the key assignment of drafting a New Income-Tax Law. He is a Director on the Board of a number of reputed Public Companies. He has served as President of Ahmedabad Management Association, Gujarat Chamber of Commerce & Industry, Indian Red Cross Society, Indo-Japan Friendship Association and All Gujarat Federation of Tax Consultants. He enjoys the honour of having been conferred with several International Awards and Recognitions, including the highest Decoration from the Emperor of Japan-’Order of the Rising Sun.’ In 2024, Mukesh Patel has come to be appointed as the First Honorary Consul of Japan in India.
Mr. Bhadresh Shah, an alumnus of IIT Kanpur, is the founder of AIA Engineering Limited. With strong technical knowledge and immense experience in the fields of production, finance and technical administration, Mr. Bhadresh Shah focuses on process improvements, new product development, quality and adherence to international manufacturing standards. His commitment to innovation and quality has made AIA Engineering Limited and Vega Industries a world-renowned brand today. overall business strategy with adherence to high standards of corporate governance and manufacturing practices. He has knowledge and expertise in manufacturing, marketing, business and management.
Zydus Worldwide DMCC
The following table sets forth information about Parent’s directors and executive officers as of May 13, 2026. The current business address of each person is c/o Zydus Worldwide DMCC, Unit No. 908, Armada Tower 2, Plot No. JLT-PH2-P2A, Jumeirah Lakes Towers P.O. BOX-113536, United Arab Emirates and their telephone number is +971 4 399 438
Name	Age	Position
Pradeep Agnihotri	64	Director
Jay Kothari	52	Director
Dr. Sharvil P. Patel	47	Director
Deven Parmar	59	Director
Ashish Kalawatia	54	Director, Manager and Secretary
Directors and Executive Officers of Parent
Dr. Sharvil Patel is the Managing Director of Zydus Lifesciences Limited. He also officiates as the Chairman on the Board of Zydus Wellness Limited, which is creating several novel experiences for the health-conscious consumers and has a basket of niche products and iconic brands such as Sugar Free, Everyuth and Nutralite, Complan, Glucon D, and Nycil. With a specialization in Chemical and Pharmaceutical Sciences from the University of Sunderland, U.K., and a doctorate also from the same university for his research work in Breast Cancer at Johns Hopkins, Bayview Medical Centre, USA, Dr. Sharvil Patel combines both pharma and research expertise. Dr. Sharvil Patel’s leadership inspires people to look at an expansive canvas of thoughts and ideas while focusing on a well-defined implementation roadmap. The Company is the only Indian lifesciences company to launch its own patented NCE Lipaglyn, the novel drug to be approved for the treatment of diabetic dyslipidemia. The group is also the first in the world to announce a treatment for non-cirrhotic NASH, an unmet healthcare condition globally. Supporting the nation first-in-India, first-in-the world therapies, Zydus is at the forefront manufacturing lifesaving drugs, exploring new therapy options through research, discovering vaccines, biologicals, therapeutics, and complex pharmaceutical technologies.
Dr. Deven V. Parmar, Director of Zydus Worldwide DMCC, is a clinical pharmacologist with over 25 years of experience in the global pharmaceutical and healthcare industry. Dr. Parmar currently serves as Chief Medical Officer and Head of Clinical R&D at Zydus Therapeutics Inc., a position he has held since July 2021. Dr. Parmar previously served as Senior Director and Head of Clinical R&D at Zydus Discovery DMCC. Before joining the Zydus Group, Dr. Parmar held senior leadership positions at Prolong Pharmaceuticals as Director of Clinical and Medical Affairs, at Wockhardt Ltd. as Vice President of Global Clinical Research, at GlaxoSmithKline as Senior Medical Advisor, and at Ranbaxy Research Labs as Senior Group Leader. Dr. Parmar holds an MBBS and MD in Clinical Pharmacology and Therapeutics from Grant Medical College and Sir J.J. Group of Hospitals, Mumbai University, and is a Fellow of the American College of Clinical Pharmacology. Dr. Parmar has authored over 90 publications in peer-reviewed journals and has served on the editorial board of the British Medical Journal Open. Dr. Parmar has also completed the Executive Leadership Certificate Program from the Wharton School.
Mr. Ashish Kalawatia, Director, Manager and Secretary of Zydus Worldwide DMCC, is a Chartered Accountant with over 29 years of experience in finance and supply chain operations. Mr. Kalawatia currently serves as the Head of Finance and Supply Chain at Zydus Lifesciences Global FZE. Mr. Kalawatia has been a member of the Board of Directors of Zydus Worldwide DMCC since October 2023. Mr. Kalawatia previously served as Chief Financial Officer of Laboratorios Combix SLU, and has been associated with the Zydus Group since November 2011, contributing to the Group's international operations across pharmaceuticals, wellness supplements, FMCG, and consumer durables. Mr. Kalawatia holds a Chartered Accountancy from the Institute of Chartered Accountants of India.
Mr. Jay Kothari, Director of Zydus Worldwide DMCC, serves as President, Business Development of Zydus Pharmaceuticals (USA) Inc. since 2018, leading U.S. operations, in-licensing, and portfolio management, and overseeing the identification, evaluation, structuring, and execution of business development transactions across generic product platforms. Associated with the Zydus group for more than 23 years, Mr. Kothari is part of the senior executive team and serves on the board of Zydus Worldwide DMCC, Dubai. Prior to his current role, he held positions of progressively increasing responsibility across global business development, portfolio strategy, and corporate development within the Zydus group. He brings over three decades of experience in the global pharmaceutical industry.
Mr. Pradeep K. Agnihotri, Director of Zydus Worldwide DMCC, is a finance and management executive with over 40 years of experience across multiple industries and geographies. Mr. Agnihotri has served as a Director within the Zydus Group of Companies for the past 11 years. Mr. Agnihotri currently serves as the Chief Financial Officer of the Jetex Group and is a Director of several Jetex Group companies in the United Kingdom, Italy, Spain, and the United Arab Emirates. Prior to joining the Jetex Group, Mr. Agnihotri served as Chief Financial Officer and Business Leader, Business Development at Emirates CE Flight Training LLC, a joint venture between Emirates Airline and CAE Inc. Mr. Agnihotri also previously held executive positions at a large Untied States-based service industry company and a large multinational manufacturing and distribution company operating across the United Arab Emirates, United States, India, and Korea. Mr. Agnihotri holds a Chartered Accountancy from the Institute of Chartered Accountants of India, a Masters of Business from Hult International School of Management, a Certificate in Taxation from Buffalo State University. Mr. Agnihotri is a Certified Public Accountant in the United States.
Zara Merger Sub Inc.
The following table sets forth information about Purchaser’s directors and executive officers. The current business address of each person is c/o Zara Merger Sub Inc., InCorp Services, Inc., 131 Continental Drive, Suite 301, Newark, New Castle County, Delaware 19713-4323.

Name	Age	Position
Ravi Yadavar	59	Director, Treasurer
Punit Patel	47	Director, President
Directors and Executive Officers of Purchaser
Mr. Punit Patel, Director of Zara Merger Sub Inc., is a senior healthcare executive and a leader with demonstrated expertise in growing bottom line results managing a billion-dollar portfolio. Responsible for building a ground-up data and analytics platform to manage cost and supply of a large portfolio of products efficiently and effectively through push button dashboards. Strong commercial and clinical leader with deep experience and expertise across branded, biologics, complex generics and generics pharmaceuticals. Mr. Patel currently serves as the President and Chief Executive Officer, Americas, of Zydus Pharmaceuticals (USA), Inc., positions he has held since October 2023. In his current roles, Mr. Patel oversees the strategic transformation of the company from a generics focused business to diverse portfolios by managing six growing business units within North America and Canada. Mr. Patel previously served as President of Red Oak Sourcing LLC, a multibillion-dollar pharmaceutical sourcing organization. Mr. Patel also previously served as Director, Vice President and Senior Vice President of Strategic Pharmaceutical Sourcing & Operations and Strategy & Analytics at Red Oak Sourcing LLC. Prior to Red Oak, Mr. Patel held leadership positions at Novartis Vaccines & Diagnostics and at CVS Health. Mr. Patel holds a Doctor of Pharmacy from the Massachusetts College of Pharmacy and Allied Health Sciences and a Certificate in Authentic Leadership Development from Harvard Business School. He is a member of the Young Presidents’ Organization and serves as a Board Member of the YMCA Easton Branch.
Mr. Ravi Yadavar, Director of Zara Merger Sub Inc., is a senior financial management and accounting executive with more than 35 years of experience in finance, accounts, international taxation, treasury management, and risk management. Mr. Yadavar currently serves as Chief Financial Officer of Americas for the Zydus Group Companies, a position he has held since January 2016, where he oversees the finance and accounts departments of the Zydus group companies in the United States and Canada. Mr. Yadavar previously served as Chief Financial Officer of Zydus Pharmaceuticals (USA), Inc. and as Deputy General Manager of Corporate Finance of Zydus Lifesciences Ltd. Mr. Yadavar holds a Bachelor of Commerce from India and is a Chartered Accountant from the Institute of Chartered Accountant of India.